UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Centene Corporation
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105

March 11, 2014

Dear Fellow Stockholders:

Our 2014 Annual Meeting of Stockholders will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri, at 10:00 A.M., central daylight savings time, on Tuesday, April 22, 2014. Annual meetings play an important role in maintaining communications and understanding among our management, Board of Directors and stockholders, and I hope that you will be able to join us.

We are pleased to continue taking advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On or about March 13, 2014, we will begin mailing to our stockholders a proxy notice containing instructions on how to access our Proxy Statement, Summary Annual Report and Annual Report on Form 10-K, and vote on-line. Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement. The Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement, Summary Annual Report and Annual Report on Form 10-K, if you only received a proxy notice by mail.

If you are a stockholder of record you may vote by internet, telephone, mail or at the meeting. To vote by internet or telephone, please follow the instructions on the proxy notice. To vote by mail, request a set of proxy materials as instructed on the proxy notice. You may attend the meeting and vote in person even if you have previously voted.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely,

Michael F. Neidorff
Chairman, President and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT
STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST YOUR VOTE IN PERSON
OR BY PROXY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

CENTENE CORPORATION
CENTENE PLAZA
7700 FORSYTH BOULEVARD
ST. LOUIS, MISSOURI 63105

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 A.M., central daylight savings time, on Tuesday, April 22, 2014

Place	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium

Items of Business	At the meeting, we will ask you and our other stockholders to consider and act upon the following matters:

(1) to elect three Class I Directors to three-year terms;
(2) to approve an amendment to the Company's Certificate of Incorporation to provide for the annual election of directors;
(3) to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock;
(4) advisory resolution to approve executive compensation;
(5) to approve an amendment to the 2012 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 1,750,000 from 2,300,000 to 4,050,000;
(6) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and
(7) to transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on February 21, 2014.

Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote by internet, telephone or mail. You may revoke your proxy at any time before its exercise at the meeting. Please reference the proxy notice for additional information.

Stockholder List
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices located at 7700 Forsyth Boulevard, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 8, 2014, up to one hour prior to the time of the meeting.

Attending the Annual Meeting
If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

By order of the Board of Directors,
Keith H. Williamson
Secretary

St. Louis, Missouri
March 11, 2014

PROXY STATEMENT FOR
CENTENE CORPORATION
2014 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

We have sent you a notice of this proxy statement because our Board of Directors is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., central daylight savings time, on Tuesday, April 22, 2014, at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our Directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail or facsimile. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies at an estimated cost of $12,500, plus expenses.

We are making this proxy statement, our 2013 Summary Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 available to stockholders for the first time on or about March 13, 2014.

Holders of record of our common stock at the close of business on February 21, 2014 are entitled to one vote per share on each matter properly brought before the meeting. The proxy notice states the number of shares you are entitled to vote.

You may vote your shares at the meeting in person or by proxy:

•
TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting. If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

•
TO VOTE BY PROXY, you must follow the instructions on the proxy notice and then vote by means of the internet, telephone or, if you received your proxy materials by mail, mailing the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you vote before the meeting. By voting, you will direct the designated persons to vote your shares at the meeting in the manner you specify. If, after requesting paper materials, you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Even if you vote by means of the internet, telephone, or complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to Keith H. Williamson, our Secretary, at our address as set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders;

•	submit a new vote by means of the mail, internet or telephone; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

At the close of business on February 21, 2014, 57,616,227 shares of our common stock were outstanding, net of treasury shares. Our By-Laws require that a majority of the shares of our common stock issued and outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

In the election of directors, the three nominees receiving the greatest number of votes cast "FOR" shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors. The Company has adopted a majority voting policy for the election of Directors. This policy states that in an uncontested election, any Director nominee who receives a greater number of votes “withheld” for his or her election than “FOR” votes, the Director nominee must tender his or her resignation promptly following certification of the stockholder vote. The Nominating and Governance Committee is required to make a recommendation to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including an explanation of its decision.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the meeting is necessary to approve the amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of common stock, to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, to approve on an advisory non-binding basis, the Company's executive compensation and to approve an amendment to our 2012 Stock Incentive Plan. The affirmative vote of the holders of at least 75% of the shares of common stock present or represented by proxy and entitled to vote at an election of directors is necessary to approve the amendment to the Certificate of Incorporation to provide for the annual election of Directors. Abstentions with respect to each of these proposals are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal. Broker non-votes with respect to each of these proposals will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

The approval of the amendment to the 2012 Stock Incentive Plan is subject to an additional approval requirement set by the New York Stock Exchange (“NYSE”). The minimum vote which will constitute stockholder approval for NYSE purposes is defined as a majority of votes cast on a proposal. Under applicable NYSE rules, broker non-votes will not be treated as votes cast and will not have any effect on the result of the vote. Abstentions will be treated as votes cast and will have the effect of a vote against the proposal.

Our Board of Directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons appointed as proxies by the Board of Directors intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the below procedures.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees and Continuing Directors

Our Certificate of Incorporation provides that the Board is to be divided into three classes serving for staggered three-year terms. Under our by-laws, our Board of Directors has the authority to fix the number of Directors, provided that the Board must have between five and eleven members. The first proposal on the agenda for the meeting is the election of three nominees to serve as Class I Directors for three-year terms beginning at the meeting and ending at our 2017 Annual Meetings of Stockholders.

No Director, including any Director standing for election, or any associate of a Director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No Director, including any Director standing for election, is related by blood, marriage or adoption to any other Director or any Executive Officer.

The Board has nominated Michael F. Neidorff, Richard A. Gephardt and John R. Roberts, current Class I Directors, for re-election to the Board. We expect that Mr. Neidorff, Mr. Gephardt and Mr. Roberts will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees. The Board believes the election of these three nominees is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the election of the three nominees.

Class I Directors - Standing for Election for a Term Expiring in 2017

Michael F. Neidorff. Mr. Neidorff has served as our Chairman, President and Chief Executive Officer since May 2004. From May 1996 to May 2004, Mr. Neidorff served as President, Chief Executive Officer and as a member of our Board of Directors. From 1995 to 1996, Mr. Neidorff served as a Regional Vice President of Coventry Corporation, a publicly-traded managed care organization, and as the President and Chief Executive Officer of one of its subsidiaries, Group Health Plan, Inc. From 1985 to 1995, Mr. Neidorff served as the President and Chief Executive Officer of Physicians Health Plan of Greater St. Louis, a subsidiary of United Healthcare Corp., a publicly-traded managed care organization now known as UnitedHealth Group Incorporated. Mr. Neidorff also serves as a Director of Brown Shoe Company, Inc., a publicly-traded footwear company with global operations. Mr. Neidorff's range of experience includes, in particular, experience as a Chief Executive Officer, as well as healthcare, investment banking and organizational development expertise. Mr. Neidorff is 71 years old.

Richard A. Gephardt. Mr. Gephardt has been a Director since December 2006. Mr. Gephardt has served as CEO and President of Gephardt Group, LLC, a multi-disciplined consulting firm focused on helping clients gain access to new markets, expand competitive advantages in existing markets, manage labor negotiations, develop political strategies and promote policy initiatives since 2005. Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005. Mr. Gephardt has served as a consultant to Goldman, Sachs & Co. since January 2005. He also serves as a Director for Spirit Aerosystems, Inc., a supplier of commercial airplane assemblies and components; CenturyLink, a communication services company; Ford Motor Company, an auto manufacturer; and US Steel Corporation, a manufacturer of a wide variety of steel sheet, tubular and tin products, coke, and taconite pellets. He previously served as a Director for Dana Corporation, an auto parts manufacturer and supplier. Mr. Gephardt's range of experience includes, in particular, political and regulatory relationships as well as investment banking and healthcare expertise. Mr. Gephardt is 73 years old.

John R. Roberts. Mr. Roberts has been a Director since March 2004. Mr. Roberts served as the Executive Director of Civic Progress, Inc., a St. Louis civic organization, from 2001 to December 2006. Mr. Roberts is a retired Managing Partner, Mid-South Region, Arthur Andersen LLP. He also serves as a Director and Chairman of the audit committee of Energizer Holdings, Inc., a manufacturer of household products. He also serves as Director and former Chairman of the audit committee of Regions Financial Corporation, a provider of banking, mortgage and insurance products. Mr. Roberts expects to step down from his Director position at Regions Financial Corporation in April 2014 as he has reached their mandatory retirement age. Mr. Roberts' range of experience includes, in particular, organizational development expertise as well as experience in financial service industries and public accounting. Mr. Roberts is 72 years old.

Class II Director Continuing in Office - Term Expiring in 2015

Robert K. Ditmore. Mr. Ditmore has been a Director since 1996. Mr. Ditmore is a retired President and Chief Operating Officer of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Inc. Mr. Ditmore also served as a Director of UnitedHealth Group Inc. from 1985 to 1995. Mr. Ditmore's range of experience includes, in particular, Chief Executive Officer roles and extensive healthcare and service industry expertise. Mr. Ditmore is 79 years old.

Frederick H. Eppinger. Mr. Eppinger has been a Director since April 2006. Mr. Eppinger has served as a Director, President and Chief Executive Officer of The Hanover Insurance Group, Inc., a holding company for a group of insurers that offers a wide range of property and casualty products, since 2003. From 2001 to 2003, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Executive Vice President for Channel Point, Inc. From 1985 to 2000, he was in the financial institutions group at McKinsey & Company, an international management consulting firm, where he was admitted as a partner in 1992. Mr. Eppinger's range of experience includes, in particular, Chief Executive Officer roles, as well as organizational development and insurance industry expertise. Mr. Eppinger is 55 years old.

David L. Steward. Mr. Steward has been a Director since May 2003. Mr. Steward is the founder of World Wide Technology, Inc. and has served as its Chairman since its founding in 1990. In addition, Mr. Steward has served as Chairman of Telcobuy.com, an affiliate of World Wide Technology, Inc., since 1997. World Wide Technology, Inc. WWT and Telcobuy.com are award-winning systems integrators that provide innovative technology products, services and supply chain solutions to customers and suppliers around the globe. He also served as Director of First Banks, Inc., a registered bank holding company from 2000 to 2013. Mr. Steward's range of experience includes, in particular, Chief Executive Officer roles, political and regulatory relationships, as well as technology expertise. Mr. Steward is 62 years old.

Class III Directors Continuing in Office - Term Expiring in 2016

Orlando Ayala. Mr. Ayala has been a Director since September 2011. Mr. Ayala serves as Corporate Vice President, Chairman, Emerging Markets and Chief Strategist, National Competitiveness for Microsoft.  Mr. Ayala joined Microsoft in 1991 as Senior Director of the Latin America region.  For more than 30 years, Mr. Ayala has held increasingly senior leadership roles in the technology sector.  Mr. Ayala's range of experience includes, in particular, technology and organizational development expertise.  Mr. Ayala is 57 years old.

Pamela A. Joseph. Ms. Joseph has been a Director since September 2007. Ms. Joseph has served as Vice Chairman of U.S. Bancorp and Chairman and Chief Executive Officer of Elavon, Inc. since 2004. From 2000 to 2004, Ms. Joseph served as President and Chief Operating Officer for NOVA Information Systems, Inc. She also serves as a Director for Paychex Inc., a payroll, human resource, and employee benefit outsourcing solution for small to medium sized businesses. Ms. Joseph's range of experience includes, in particular, experience as a Chief Executive Officer, as well as technology and service industry expertise. Ms. Joseph is 55 years old.

Tommy G. Thompson. Mr. Thompson has been a Director since April 2005. Mr. Thompson served as Partner in the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. from March 2005 to January 2012 and as President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions from 2005 to June 2011. From March 2005 to May 2009, Mr. Thompson also worked for the consulting practice of Deloitte and Touche USA LLP. From 2001 to January 2005, Mr. Thompson served as secretary of U.S. Department of Health & Human Services. From 1987 to 2001, Mr. Thompson served as Governor of the State of Wisconsin. He also serves as a Director for C.R. Bard, Inc., a designer, manufacturer, and distributor of medical, surgical, diagnostic, and patient care devices; Cytori Therapeutics, Inc., a company that develops, manufactures, and sells a portfolio of medical products and devices to enable the practice of regenerative medicine; TherapeuticsMD Inc., a women's healthcare product company; Physicians Realty Trust, a healthcare real estate development company; and United Therapeutics Corp., a biotechnology company that develops and distributes medical products. Mr. Thompson previously served as a Director for AGA Medical Corp., Cancer Genetics, CareView Communications, CNS Response, Picis, Inc., Pure Bioscience, and SpectraScience Inc. Mr. Thompson has expressed his intention to the Company to reduce his participation to a total of five boards, including Centene, by the end of 2014. Mr. Thompson's range of experience includes, in particular, experience as a Chief Executive Officer, political and regulatory relationships and healthcare expertise. Mr. Thompson is 72 years old.

Corporate Governance and Risk Management

We believe that good corporate governance is important to ensure that we are managed for the long term benefit of our stockholders. We also recognize the connection between good corporate governance and our ability to create and sustain value for our stockholders.  We made a number of changes to our corporate governance practices during 2013, including, among other things, enhancements to our anti-pledging policy. Our Corporate Ethics and Compliance Program provides methods by which we further enhance operations, safeguard against fraud and abuse and help assure that our values are reflected in everything we do. We have also reviewed and believe we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the New York Stock Exchange (NYSE). Our Board of Directors has adopted Corporate Governance Guidelines addressing, among other things, Director qualifications and responsibilities, responsibilities of key Board committees, Director compensation and management succession. A current copy of the Corporate Governance Guidelines is posted on our website, www.centene.com.

Our Board of Directors has adopted a Code of Business Conduct and Ethics which is applicable to all Directors, Officers and employees of the Company, including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. While no code of conduct can replace the thoughtful behavior of an ethical Director, officer or employee, we believe the Code of Business Conduct and Ethics will, among other things, focus our Board and management on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and generally help foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by the Board or a committee of the Board. A current copy of the Code of Business Conduct and Ethics is posted on our website, www.centene.com. Any future amendments or waivers of the Code of Business Conduct and Ethics will be promptly disclosed on our website.

Our policy concerning pre-approval of related party transactions is incorporated in the provisions of our Code of Business Conduct and Ethics regarding conflicts of interest. As part of our Code of Business Conduct and Ethics, our Directors, officers and employees are responsible for disclosing any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Corporate Compliance Officer of the Company or the Board of Directors, in the case of an Executive Officer or Director, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

The Board of Directors oversees the Company's enterprise-wide risk management processes, with assistance provided by Board committees. Management executes risk management activities, which includes identifying, assessing, and aligning actions necessary to manage risk consistent with the Company's strategy.

The oversight responsibility of the Board of Directors and its committees is enabled by quarterly risk reporting to the Board from executive management, designed to provide visibility about the identification, assessment and management of critical risks, including strategic, operational, financial, compensation, public policy, compliance, regulatory, investment, information security and other risks. Furthermore, the Board of Directors and its committees are routinely informed of emerging risks that could affect the Company's risk profile.

As noted above, the Board uses its committees to assist in its risk oversight function:

•
Our Audit Committee assists in the oversight of our financial and reporting risks, disclosure risk and procedures, code of business conduct and ethics risks, investment, and risk assessment and management policies. The Company's Senior Vice President of Internal Audit, who reports to the Audit Committee and Chief Executive Officer, assists the Company in identifying and evaluating risk management controls and methodologies to address risks and provides reports to the Audit Committee quarterly. The Audit Committee meets privately with representatives from the Company's independent registered public accounting firm and the Company's Senior Vice President of Internal Audit.

•
Our Compensation Committee assists in the oversight of risks associated with our compensation plans and policies. Please see the discussion in the “Compensation Discussion & Analysis,” or “CD&A,” under the heading “Risk Disclosure” for a discussion of elements intended to mitigate excessive risk taking by our employees.

•	Our Nominating and Governance Committee assists in the oversight of Board processes and corporate governance related risk.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, none of our executive officers served as a Director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an officer or employee of Centene or any of our subsidiaries.

Related Party Transactions

None.

Director Independence

Our Board of Directors has affirmatively determined that all Directors except Michael F. Neidorff, our Chairman, President and Chief Executive Officer, as well as all of the members of each of the Board's committees, are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the Compensation Committee, the enhanced independence requirements which became effective in July 2013. In the course of the Board's determination regarding the independence of each non-employee Director, it considered any transactions, relationships and arrangements as required by the rules of the NYSE. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated:

•
Mr. Ayala's position as a Vice President of Microsoft Corporation, from whom the Company licenses certain software, and determined that the payments made pursuant to such licenses from 2011 - 2013 were under 2% of Microsoft's annual revenues during the respective years.

•
Ms. Joseph's position as an Executive Officer of U.S. Bank, serving as a lender under the Company's revolving credit facility, and determined that payments to the lender from 2011 - 2013 were under 2% of the lender's annual revenues during the respective years.

•
Mr. Roberts' position as an independent director of a bank serving as a lender under the Company's revolving credit facility and determined payments to the lender from 2011 - 2013 were under 2% of the lender's annual revenues during the respective years. In addition, the board evaluated his position on the Board of the Missouri History Museum and determined that contributions made by the Company from 2012 - 2013 to the Missouri History Museum are less than 2% of the Museum’s consolidated gross revenues.

All Directors, excluding Michael F. Neidorff, have no direct or indirect material relationship with us except for their role as a Director or stockholder. The Board also broadly considers what it deems to be all relevant facts and circumstances in determining the independence of its members.

Board of Directors Committees

Our Board of Directors has established three committees: Audit, Compensation, and Nominating and Governance - each of which operates under a charter that has been approved by our Board. Current copies of each committee's charter are posted on our website, www.centene.com. Our Board of Directors has also established a Government and Regulatory Affairs Committee, which is co-chaired by Richard A. Gephardt and Tommy G. Thompson; a Technology Committee chaired by Orlando Ayala; and a Compliance Committee chaired by Michael Neidorff.

Board Member	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Michael F. Neidorff	Chairman
Orlando Ayala	✓		✓
Robert K. Ditmore	Presiding Director		Chairman	✓
Fred H. Eppinger	✓	✓
Richard A. Gephardt	✓
Pamela A. Joseph	✓	✓	✓
John R. Roberts	✓	Chairman
David L. Steward	✓		✓	Chairman
Tommy G. Thompson	✓		✓	✓

Meetings held in 2013	18	5	5	1

All of our Directors attended 75% or more of the meetings of the Board and of any committees thereof on which they served. Our corporate governance guidelines provide that Directors are expected to attend the 2014 Annual Meeting of Stockholders. All Directors attended the 2013 Annual Meeting of Stockholders.

Board of Directors

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee the management of the Company and, in doing so, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, Directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the Directors informed of its activities through regular written reports and presentations at Board and committee meetings.

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, coupled with a Presiding Director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. The Board periodically reviews its leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined Presiding Director role;

•	executive sessions of the independent Directors in connection with every Board meeting; and

•	annual performance evaluations of the Chairman and CEO by the independent Directors.

 Our Board of Directors has appointed Robert K. Ditmore “Presiding Director” to preside at all executive sessions of “non-management” Directors, as defined under the rules of the NYSE. The Presiding Director's role includes leading the Board's processes for selecting and evaluating the Chief Executive Officer and presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors.

Audit Committee

The Audit Committee's responsibilities include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules.

The Board has determined that John R. Roberts is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is "financially literate" under the applicable NYSE rules.

Compensation Committee

The Compensation Committee oversees our activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to our Named Executive Officers, or NEOs, identified in the Summary Compensation Table, as well as other officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the Board and/or stockholders for approval. The Board has determined that each of the members of the Compensation Committee is “independent,” as defined under the rules of the NYSE. The Compensation Committee's responsibilities include:

•	evaluating compensation policies and practices to determine if they may be influencing employees to take excessive risks;

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's compensation;

•	reviewing and making recommendations to the Board with respect to our Chief Executive Officer's compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to Director compensation.

Members of management assist the Compensation Committee in its responsibilities by providing recommendations for the Compensation Committee's approval concerning the design of our compensation program for our executive officers other than our Chief Executive Officer, including our NEOs, as well as recommended award levels. The design of our compensation program for our Chief Executive Officer is recommended by the Compensation Committee and approved by the Board without any approval of the Chairman, who is the Company's Chief Executive Officer.

The Compensation Committee considered information and data regarding executive compensation supplied by management and by Towers Watson, a compensation and benefits consultant retained by management. In addition, Exequity, LLC, an independent compensation consulting group, has been engaged directly by the Compensation Committee to provide advice with respect to base salaries, bonus targets and long term incentives for our NEOs.

In 2013, the Company utilized Towers Watson to provide advice with respect to the base salaries, bonus targets and long term incentives of our officers, including our NEOs. The consultants analyzed the compensation levels of the NEOs of the industry peer group developed by Towers Watson for the most recently completed fiscal year. As discussed under the CD&A, the Compensation Committee considered this information, along with a variety of other factors, in reviewing our executive compensation in 2013.

The Compensation Committee has reviewed the independence of each of Towers Watson and Exequity in light of SEC rules and NYSE listing standards, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the compensation consultant and a member of the Compensation Committee; (5) any company stock owned by the compensation consultant; and (6) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the compensation consultants' work for the committee does not raise any conflict of interest.

The Compensation Committee delegates to management the authority to grant certain stock options and restricted stock units under the 2012 Stock Incentive Plan. Our Chief Executive Officer is authorized to issue awards (other than to himself) of up to 30,000 shares to any newly hired executive and up to 12,000 shares to any one person during a calendar year, and is required to report any such grants to the Compensation Committee at the following Compensation Committee meeting. The delegation of authority may be terminated by the Compensation Committee at any time and for any reason. All internal promotions and equity grants to a corporate officer and all offers to any “Executive Officer” (as defined by Rule 3b-7 under the Exchange Act) require Compensation Committee approval.

Nominating and Governance Committee

The Nominating and Governance Committee's responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as Directors and to each of the Board's committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board's performance.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the Board. Upon nomination and election of a new Director by the Board during any year, that Director will be nominated for election at the next annual meeting.

In considering whether to recommend any particular candidate for inclusion in the Board's slate of recommended Director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Board membership should reflect diversity in its broadest sense, including persons diverse in background, geography, perspective, gender, and ethnicity. The Board is particularly interested in maintaining a mix that includes the following backgrounds:

•	Public company governance

•	Healthcare

•	Service and insurance industry

•	Companies with revenues greater than $1 billion

•	Public accounting

•	Investment banking

•	Financial services

•	Technology

•	Organizational development

•	Political and regulatory relationships

•	Experience as a Chief Executive Officer

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials to Nominating and Governance Committee, c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our by-laws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate Director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures set forth under “Submission of Future Stockholder Proposals” of this proxy statement.

Communicating with Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond as appropriate. The Chairman of the Nominating and Governance Committee, with the assistance of our Chief Executive Officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other Directors as he or she considers appropriate. Under procedures approved by a majority of the independent Directors, communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments considered to be important for the Directors to know.

Stockholders and interested parties who wish to send communications on any topic to the Board should address such communications to Board of Directors c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Any stockholder or interested party who wishes to communicate directly with our Presiding Director, or with our non-employee Directors as a group, should also follow the foregoing method.

Director Compensation

The following table summarizes the compensation of our non-employee Directors for the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Orlando Ayala	$115,000	$181,400	$—	$4,530	$300,930
Robert K. Ditmore	—	341,400	—	4,530	345,930
Frederick H. Eppinger	—	306,400	—	29,530	335,930
Richard A. Gephardt	115,000	181,400	—	4,530	300,930
Pamela A. Joseph	—	306,400	—	4,530	310,930
John R. Roberts	30,000	306,400	—	29,530	365,930
David L. Steward	—	321,400	—	29,530	350,930
Tommy G. Thompson	—	321,400	—	29,530	350,930

1
The amounts reported as Stock Awards and Option Awards reflect the grant date fair value of grants made during the current year under the 2012 Stock Incentive Plan and Non-Employee Directors Deferred Stock Compensation Plan. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2013 are included in footnote 16 to the Company's audited financial statements for the fiscal year ended December 31, 2013 included in the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2014. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized.

2
All other compensation for Mr. Eppinger, Mr. Roberts, Mr. Steward and Mr. Thompson reflects charitable contributions of $25,000 made or pledged during 2013 under the Company's Board of Directors Charitable Matching Gift Program. All Other Compensation also includes group excess liability insurance policy premiums paid by the Company for all Directors.

Non-employee Directors currently receive a quarterly retainer fee of $31,250, provided that the Director elects 100% payment pursuant to the Company's Non-Employee Directors Deferred Stock Compensation Plan to be paid in company stock upon retirement or termination from the Board. Directors not making this election receive a quarterly retainer fee of $25,000. In addition, the Chairman of the Audit Committee receives a quarterly retainer fee of $7,500, the Chairman of the Compensation Committee received a quarterly fee of $6,250, and the Chairman of the Nominating and Governance Committee, Government and Regulatory Affairs Committee, and Technology Committee each receives a quarterly fee of $3,750. The Company also pays a quarterly retainer fee of $2,500 to the Presiding Director of the Board. All cash fees are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the “Stock Awards” column in the Director Compensation Table above.

Each new non-employee Director, as of the date on which such Director is first elected to the Board, is granted an option under our 2012 Stock Incentive Plan to purchase 10,000 shares of our common stock vesting in three equal annual installments commencing on the first anniversary of the grant date. Additionally, as of the date of each annual meeting of stockholders, or when first elected to the Board, each member of the Board receives a grant of 4,000 restricted shares of our common stock. The restricted shares vest at the next annual meeting of stockholders, subject to meeting Board of Director meeting attendance conditions. In February 2014, the Board approved a reduction to any future grants from 4,000 shares to 3,000 shares of common stock.

The Board of Directors has approved the Board of Directors Charitable Matching Gift Program. Under the program, the Company will match a Board member's qualifying charitable donations of up to $25,000 per calendar year. Charitable donations must be made to a qualified tax exempt U.S. organization under the Internal Revenue Code Section 501(c)(3) and within the Company's charitable contribution guidelines. In 2013, the Company also began providing a group excess liability insurance policy at no cost to the Directors.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested Restricted Stock Units (RSUs) held by our non-employee Directors on December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Number of Shares or Units of Stock That Have Not Vested (#)
Orlando Ayala	6,667	3,333	4,000
Robert K. Ditmore	10,000	—	4,000
Frederick H. Eppinger	10,000	—	4,000
Richard A. Gephardt	—	—	4,000
Pamela A. Joseph	10,000	—	4,000
John R. Roberts	5,000	—	4,000
David L. Steward	—	—	4,000
Tommy G. Thompson	8,000	—	4,000

Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our Board of Directors.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The approval of either Proposal Two or Proposal Three is not conditioned on the approval of the other Proposal.
Governance Considerations

The Board of Directors has evaluated the Company’s classified board structure on numerous occasions to ensure that it is consistent with the best interests of the Company and its stockholders. The Board of Directors has consistently determined that a classified board structure provides stability by ensuring that, at any given time, a majority of the directors serving on the Board have substantial knowledge of the Company, its business and its strategic goals. The Board of Directors believes that directors who have experience with the Company and deep knowledge about its business and affairs are best positioned to make the fundamental decisions that are key to the Company and its stockholders.

The Board of Directors has also concluded that the classified board structure safeguards the Company against the efforts of third parties intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure allows the Board the flexibility, time and leverage to evaluate takeover proposals and negotiate with third parties in order to obtain maximum value for our stockholders.

Nevertheless, the Board of Directors is aware that some stockholders disagree with this view. These stockholders generally argue that having directors stand for elections annually has the potential to make directors more accountable to stockholders. This proposal reflects the Board of Directors’ determination to respect that difference in perspective.

Proposed Amendment

If approved, the proposal would amend the Company’s Certificate of Incorporation to provide for the annual election of all directors.

The Company’s current Certificate of Incorporation divides the Board into three classes that are elected for staggered, three-year terms. If the proposed amendment is adopted, each director elected or appointed at or before the 2014 annual meeting would continue to serve out his or her three-year terms, but each of the directors elected by stockholders at or after the 2015 annual meeting will be elected for a one-year term. Accordingly, if the amendment is approved, all directors will be elected on an annual basis beginning at the 2017 annual meeting.

The text of the proposed amendment, which would replace Article FIFTH of the Company’s Certificate of Incorporation in its entirety, is attached as Appendix A to this proxy statement.

Board Recommendation and Required Vote

For the amendment to become effective, this proposal must receive the affirmative vote of at least 75% of the outstanding shares entitled to vote at this meeting. If the proposal is approved by the required stockholder vote, the Board of Directors will take the necessary steps to amend the Company’s Certificate of Incorporation as set forth in Appendix A. If the amendment does not receive this level of stockholder approval, the amendment will not be implemented and the Company’s current classified board structure will remain in place.

The Board continues to believe that the retention of the Company’s classified board structure ensures that its directors maintain a deep knowledge of the Company’s business and affairs and provides directors with leverage to negotiate with third parties regarding takeover offers in order to ensure that they obtain maximum value for the Company’s stockholders. Nevertheless, the Board recognizes that a number of significant stockholders and institutions disagree and also believes that responsiveness to this perspective is an important matter of corporate governance. Accordingly, after careful consideration of the issue in accordance with its fiduciary duties, the Board has determined to recommend a vote to approve the amendment.

While the Board believes there is a strong argument to the contrary, the Board has elected to recommend that stockholders vote “FOR” the proposed Amendment to the Certificate of Incorporation to provide for the annual election of directors.

PROPOSAL THREE: APPROVAL OF AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES FOR COMMON STOCK FROM 100,000,000 TO 200,000,000

The approval of either Proposal Two or Proposal Three is not conditioned on the approval of the other Proposal.
Overview

At the meeting, we will ask our stockholders to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. In addition, to effect this change, the total number of shares of capital stock authorized in our Certificate of Incorporation would increase from 110,000,000 to 210,000,000.

In February 2014, our board of directors voted unanimously to recommend to the stockholders that our Certificate of Incorporation be amended to increase the number of shares of common stock authorized for issuance by 100,000,000. Under Delaware corporate law, we are required to obtain approval from our stockholders to amend our Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.

If approved by our stockholders, the increase in authorized shares would become effective as soon as reasonably practicable after the meeting by our filing a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State. The text of the proposed Amendment, which would replace paragraph (a) Article FOURTH of the Company’s Certificate of Incorporation in its entirety, is attached as Appendix B to this proxy statement.

Reasons for Proposal

Our Certificate of Incorporation currently authorizes us to issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of February 21, 2014, we had a total of 57,616,227 shares of common stock outstanding, and approximately 4,891,763 additional shares of common stock reserved for issuance pursuant to our stock option plans and employee stock purchase plan. As a result, as of February 21, 2014, we had 37,492,010 shares of common stock available for future issuance in excess of the outstanding common stock, our future obligations to issue common stock, and other shares of common stock that we had reserved under existing stock plans.

The Board of Directors believes that it is important to have available for issuance a number of authorized shares of common stock that will be adequate to provide for future stock issuances to meet our obligations described above and for our future corporate needs. The additional authorized shares would be available for issuance from time to time in the discretion of the Board, without further stockholder action except as may be required for a particular transaction by law or the rules and regulations of the New York Stock Exchange. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of either equity or convertible debt, stock dividends, stock splits, or issuances under current and future stock plans. The board believes that these additional shares will provide us with needed flexibility to issue shares in the future without potential expense and delay incident to obtaining stockholder approval for a particular issuance. The Board of Directors has previously approved stock splits - in July 2003, the Board approved a 3 for 2 split and in December 2004, the Board approved a 2 for 1 split. Except to the extent of our existing obligations on the date of mailing of this proxy statement, we do not currently have any plans, understandings or agreements for the issuance or use of the additional shares of common stock to be approved under this proposal.

Principal Effects on Outstanding Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and to receive ratably dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefore, subject to the payment of any outstanding preferential dividends declared with respect to any preferred stock that from time to time may be outstanding. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all of our obligations, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

The proposed amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock would not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing stockholder’s proportionate ownership. Holders of common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current holders of common stock do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

The issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of Centene. We are not aware of any attempts on the part of a third party to effect a change of control of Centene, and the amendment has been proposed for the reasons stated above and not for any possible anti-takeover effects it may have.

The Board of Directors believes the amendment is in our best interest and the best interest of our stockholders and recommends that the stockholders vote “FOR” the proposal to increase the number of shares of common stock authorized for issuance under our Certificate of Incorporation.

PROPOSAL FOUR: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

At our 2013 annual meeting of stockholders, our stockholders approved the Company's executive compensation. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again holding an advisory vote on the Company's executive compensation, as described in this proxy statement (commonly referred to as "say-on-pay"). In accordance with the results of the vote we conducted at the 2011 Annual Meeting on the frequency of say-on-pay votes, we plan to present a say-on-pay vote every year.

We encourage stockholders to review the Compensation Discussion and Analysis included in this proxy statement. Our executive compensation program has been designed to implement the Company's compensation philosophy of paying for performance by making decisions based on promoting the Company's corporate mission statement and creating long term stockholder value. This philosophy is evidenced by the following:

•
We provide a significant part of executive compensation in the form of at-risk annual incentive and long term incentive compensation; for example, we have withheld or reduced payments under our incentive programs when corporate financial measures have not been fully achieved.

•
Our annual incentive and long term incentive opportunities are substantially based on corporate financial measures closely correlated with achieving long term stockholder value, such as earnings per share, revenue growth targets, pre-tax operating margins and total shareholder return. Annual and long term incentive opportunities also reflect the impact to the current year income for new contracts awarded that drive future revenue growth and take into account the costs associated with the contract procurements which occur prior to revenue generation.

•
We provide a mix of short term and long term and cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages, motivating our executives without fostering excessive risk-taking and linking Executive Officer compensation with the creation of long term stockholder value.

The Board of Directors strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of those NEOs listed in the Summary Compensation Table of this proxy statement, who we refer to in this proxy statement as the NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (SEC), including the Compensation Discussion and Analysis and the tabular and narrative disclosure included herein under “Information about Executive Compensation”.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

The Board recommends a vote “FOR” the approval of the compensation of the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FIVE: APPROVAL OF AMENDMENT TO THE 2012 STOCK INCENTIVE PLAN

Overview

In February 2014, our Board of Directors adopted an amendment to our 2012 Stock Incentive Plan (the "2012 Plan"), referred to below as the 2012 Amended Plan, that would increase the number of shares of common stock available for grant under the 2012 Plan by 1,750,000 from 2,300,000 to 4,050,000, subject to adjustment in the event of stock splits and other similar events.

The increase in reserved shares under the 2012 Amended Plan will be effective subject to the approval of our stockholders. For a more complete description of the 2012 Amended Plan, as proposed, please see “Summary of the 2012 Amended Plan” below and the copy of the 2012 Amended Plan, included as Appendix C to this proxy statement.

Under our 2012 Plan, we currently are authorized to award up to an aggregate of 2,300,000 shares of common stock to our officers, directors, employees, advisors and consultants, plus an additional 1,098,503 unused shares of common stock converted from our 2003 Stock Incentive Plan which have been terminated, surrendered, canceled or forfeited. As of December 31, 2013, there were 1,414,240 shares of common stock available for grant under the 2012 Plan (including the 1,098,503 shares rolled over from the 2003 Stock Incentive Plan). If the 2012 Amended Plan is approved, we will have approximately 3,164,240 shares available under the 2012 Plan, which the board believes will be sufficient for a reasonable period. The closing price of our common stock on February 21, 2014 was $61.53.

We use the 2012 Plan to attract and retain talented employees in a highly competitive employment market. Our management carefully considers all proposed grants under the 2012 Plan, and our Compensation Committee or Chairman, President and Chief Executive Officer, with authority delegated from our Board of Directors, approves all awards.

Our Board of Directors believes that our future success depends, in large part, upon our ability to maintain a competitive position to:
•attract new employees and executives with competitive compensation packages;
•retain our existing executives who are attractive candidates to other companies in our industries;
•motivate and recognize our high performing individuals; and
•ensure the availability of stock incentives for employees we hire as a result of acquisitions.

Accordingly, our Board of Directors believes the 2012 Amended Plan is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the Plan Amendment. In the event the 2012 Amended Plan is not approved at the meeting, the board will reconsider the alternatives available to help attract, retain and motivate key individuals who are currently our employees or who become employees as the result of any future acquisitions.

Summary of the 2012 Amended Plan

The following is a brief summary of the 2012 Amended Plan, as proposed to be amended. A copy of the 2012 Amended Plan, is included as Appendix C to this proxy statement and the following summary is qualified in its entirety by reference to Appendix C.

If approved, the 2012 Amended Plan would increase the number of shares of common stock available for grant under the 2012 Plan by 1,750,000 from 2,300,000 to 4,050,000, subject to adjustment in the event of stock splits and other similar events.
Types of Awards

The 2012 Amended Plan provides for the grant of:

•incentive stock options intended to qualify under Section 422 of the Internal Revenue Code;
•non-statutory stock options;
•restricted stock and restricted stock units, collectively referred to herein as restricted stock awards;
•stock appreciation rights; and
•other stock based awards.

Options.  Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and are subject to such other terms and conditions as are specified in connection with the option grant.  We may grant options only at an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant.  Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of our common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Centene.  The 2012 Amended Plan permits the following forms of payment of the exercise price of options:

•	payment by cash, check or in connection with a “cashless exercise” through a broker;

•	surrender of shares of our common stock;

•	any other lawful means (other than promissory notes); or

•	any combination of these forms of payment.

Restricted Stock.  Awards of restricted stock entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient at the issue price or other stated formula or price in the event that the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period established for such award.

Restricted Stock Units.  Restricted stock unit awards entitle recipients to acquire shares of our common stock in the future, and we promise to complete the issuance of stock to the recipient promptly after the award vests.  The right to acquire the stock will be subject to terms and conditions established by the Compensation Committee and the shares received may be subject to restrictions or repurchase.

Stock Appreciation Rights.  A stock appreciation right, or SAR, is an award entitling the holder upon exercise to receive an amount in common stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock.  SARs may be based solely on appreciation in the fair market value of common stock or on a comparison of such appreciation with some other measure of market growth such as appreciation in a recognized market index.  SARs may be issued in tandem with options or as stand-alone rights.  We may grant SARs only at an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant.

Other Stock Based Awards.  The Compensation Committee has discretion to issue other stock based awards that have a value based on the value of shares, including but not limited to grants of stock and grants of rights to receive stock in the future.  The terms and conditions of other stock based awards, if any, shall be determined by the Compensation Committee.

Performance Measures

With respect to restricted stock awards, the Compensation Committee may set performance measures designed to satisfy the requirements of Code Section 162(m) which will be set forth in the award agreement pertaining to the grant of the award.  The time period during which the performance measures must be met is called the “performance period.”

Performance measures authorized by the 2012 Amended Plan include:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net sales or revenue growth;

•	net operating profit (before and after taxes);

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	market share;

•	customer satisfaction;

•	working capital targets; and

•	economic value added (net operating profit after tax minus (the sum of capital multiplied by the cost of capital)).

The Compensation Committee may use these performance measure(s) to:

•
measure our performance, or the performance of any of our subsidiaries and/or affiliates, as a whole or measure the performance of any of our business units, or any of the business units of our subsidiaries and/or affiliates, or any combination thereof, as the Compensation Committee may deem appropriate;

•	compare any of the foregoing performance measures to the performance of a group of comparator companies, or a published or special index that the Compensation Committee deems appropriate; or

•	compare our share price (including, but not limited to, growth measures and total shareholder return) to various stock market indices.

Performance measures may vary from performance period to performance period and from participant to participant and may be established on a stand-alone basis, in tandem or in the alternative.  The Compensation Committee will have the discretion to adjust the amount payable on a corporation-wide or divisional basis or to reflect individual performance and/or unanticipated factors; however, awards that are designed to meet the performance-based criteria of Code Section 162(m) may not be adjusted upward.  Shareholder approval of the 2012 Amended Plan will be deemed to include approval of the various performance award measures identified above.

If applicable tax and/or securities laws change to permit Compensation Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, then the Compensation Committee, in its sole discretion, may make such changes without obtaining shareholder approval, provided the exercise of such discretion does not violate Code Section 409A.  In addition, if the Compensation Committee determines that it is advisable to grant awards that will not meet the performance-based criteria, then the Compensation Committee may make such grants without satisfying the requirements of Code Section 162(m).

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2012 Amended Plan.  Under present law, however, incentive stock options may only be granted to employees of Centene or any of our subsidiaries.  The maximum number of shares with respect to which awards may be granted, including options and stock appreciation rights, to any participant under the 2012 Amended Plan may not exceed 500,000 in any calendar year.

Plan Benefits

As of February 21, 2014, approximately 9,100 of our employees and directors were eligible to receive awards under the 2012 Amended Plan, including our twelve executive officers and eight non-employee directors.

The granting of awards under the 2012 Amended Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.  Such awards will be granted at the discretion of our Compensation Committee or, in the event they have delegated this authority, their delegate.  Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Administration

Our Compensation Committee will administer the 2012 Amended Plan.  The Compensation Committee will have the authority to grant awards and adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2012 Amended Plan and to interpret the provisions of the 2012 Amended Plan.  Pursuant to the terms of the 2012 Amended Plan, the Compensation Committee may delegate authority under the 2012 Amended Plan to one or more committees or subcommittees of the board or one or more of our executive officers, provided that the board fixes the terms of the awards and the maximum number of shares that any executive officer may grant.  Discretionary awards to independent directors may only be recommended by a committee comprised solely of independent directors, and awards made to the CEO must be approved only by a majority of the  independent directors of the board.

Subject to any applicable limitations contained in the 2012 Amended Plan, the Compensation Committee or any committee to which the Compensation Committee delegates authority, as the case may be, will select the recipients of awards and determine:

•	the number of shares of our common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•
the number of shares of our common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price, subject to the restriction on re-pricing described below.

No award to an employee may become exercisable in increments greater than one-third of the total award in any period of twelve consecutive months.  The Compensation Committee is required to make appropriate adjustments in connection with the 2012 Amended Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

Unless such action is approved by our stockholders:

•
no outstanding award granted under the 2012 Amended Plan may be amended to provide for an exercise price per share that is less than the then-existing exercise price per share of such outstanding award;

•
the Compensation Committee may not cancel any outstanding award (whether or not granted under the 2012 Amended Plan) and grant in substitution therefore new awards under the 2012 Amended Plan covering the same or a different number of shares and having an exercise price per share less than the then-existing exercise price per share of the cancelled award; and

•	no outstanding award granted under the 2012 Amended Plan may be repurchased by the Company at a price greater than the current fair market value of the outstanding award.

If any shares subject to award under the 2003 Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the 2012 Amended Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.  Shares of common stock covered by SARs are counted against the number of shares available for future grant under the 2012 Amended Plan and shares of common stock tendered to purchase shares of common stock upon the exercise of any award or satisfy tax withholding obligations are not added back to the number of shares available for future grant under the 2012 Amended Plan.

Transferability

Transfers of awards under the 2012 Amended Plan will be limited to transfers pursuant to qualified domestic relations orders and gratuitous transfers for the benefit of immediate family members, family trusts or family partnerships.

Amendment or Termination

No award may be made under the 2012 Amended Plan after April 24, 2022, but awards previously granted may extend beyond that date.  The Compensation Committee may at any time amend, suspend or terminate the 2012 Amended Plan, except that:

•	all material revisions (as defined by the applicable rules of the New York Stock Exchange) to the 2012 Amended Plan shall be subject to stockholder approval; and

•
no award designated as subject to Section 162(m) of the Internal Revenue Code by the board after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders.

U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2012 Amended Plan and with respect to the sale of common stock acquired under the 2012 Amended Plan.  A participant will be subject to applicable statutory tax withholding by the Company. This summary is based on the federal tax laws in effect as of the date of this proxy statement.  Changes to these laws could alter the tax consequences described below.  This summary is not intended to be a complete discussion of all the federal income tax consequences associated with the 2012 Amended Plan.  Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors.  Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

Incentive Stock Options.  In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option, provided the participant is an employee on the date of exercise or his or her last day of employment was no more than three months before the date of exercise.  Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option, referred to below as ISO Stock.  The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary depending on the date on which it is sold.  If the participant sells ISO Stock more than two years from the date the option was granted and more than one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

If the participant sells ISO Stock before satisfying the above waiting periods, called a disqualifying disposition, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain.  The amount of the ordinary gain will be:  (1) the lesser of (a) the amount realized on the disposition of the shares or (b) the fair market value of the shares on the date of exercise; minus (2) the exercise price of the stock.  The amount of capital gain will be the amount not already realized as ordinary gain that the participant realizes upon disposition of the shares that exceeds the fair market value of those shares on the date the participant exercised the option.  This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year before the date of sale.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock.  This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year before the date of sale.

Non-Statutory Stock Options.  As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option.  Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option, referred to below as NSO Stock, on the exercise date over the exercise price.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option.  Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock.  This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year before the date of the sale.

Early-Exercise Alternative.  The Compensation Committee may permit a participant to exercise the unvested portion of an option, subject to our right to repurchase the unvested shares.  In general, a participant who exercises the unvested portion of an option and then makes a valid election under Section 83(b) of the Internal Revenue Code within 30 days of the exercise date should be taxed as if the underlying shares were vested shares with the consequences described above under “Incentive Stock Options” or “Non-Statutory Stock Options” (whichever is applicable).  A participant who exercises the unvested portion of an option and does not make a valid Section 83(b) election within 30 days of the exercise date generally will be treated as having exercised the option to the extent that our repurchase right lapses with respect to the underlying shares.  Otherwise, the participant will be taxed as described above under “Incentive Stock Options” or “Non-Statutory Stock Options,” whichever is applicable.

Restricted Stock.  A participant will not recognize taxable income upon the grant of an award of restricted stock unless the participant makes a Section 83(b) election.  If the participant makes a valid Section 83(b) election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of our common stock at the time the award is granted and the purchase price paid for the common stock.  If a valid Section 83(b) election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of our common stock at the time of such lapse and the original purchase price paid for the common stock.  The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

Upon the disposition of the common stock acquired pursuant to an award of restricted stock, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant's tax basis in the common stock.  This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year from the earlier of the date that the participant made a Section 83(b) election or the forfeiture provisions and restrictions on transfer lapsed.

Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant will have compensation income in the amount of any cash delivered and the fair market value of any common stock delivered in payment of an amount due under the restricted stock unit. When stock distributed in settlement of a restricted stock unit is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the date the award was settled. Any capital gain or loss will be long-term if the participant held the stock for more than one year, and otherwise will be short-term.
Stock Appreciation Rights (SAR).  A participant will not have income upon the grant of a SAR.  A participant will have compensation income upon the exercise of a SAR equal to the appreciation in the value of the stock underlying the SAR.  When the stock distributed in settlement of the SAR is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the date of exercise.  Any capital gain or loss will be long-term if the participant held the stock for more than one year, and otherwise will be short-term.

Other Stock Based Award. The tax consequences associated with any other stock based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, any applicable holding period and the participant’s tax basis.
Section 409A.  Acceleration of income inclusion, additional taxes and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code.  To be compliant with Section 409A, rules with respect to the terms of awards, timing of elections to defer compensation, distribution events and funding must all be satisfied.  Most awards under the 2012 Amended Plan are exempt from the Section 409A rules.  However, with respect to those awards under the 2012 Amended Plan which could be subject to the Section 409A rules, the 2012 Amended Plan includes provisions which are intended to prevent awards under the Plan from triggering the adverse tax consequences applicable to deferred compensation under Section 409A.

Section 280G and Section 4999 of the Internal Revenue Code. Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a 20% excise tax on any “excess parachute payment.” An individual’s “parachute payments” which exceed his or her average annual compensation will generally be treated as “excess parachute payments” if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company.
 Tax Consequences to Centene

The grant of an award under the 2012 Amended Plan generally will have no tax consequences to us.  Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired under the 2012 Amended Plan will have any tax consequences to us.  We generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2012 Amended Plan, including in connection with a restricted stock award or SAR or as a result of the exercise of a non-statutory stock option or a disqualifying disposition.  Tax deduction of compensation is generally subject to the limits of Section 162(m) of the Internal Revenue Code.  Section 162(m)(6), which was enacted as part of the Patient Protection and Affordable Care Act (PPACA), amended the Code to limit the amount that certain healthcare insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000 for a tax year beginning after December 31, 2012. This new legislation does not create any exceptions for performance-based compensation.

PROPOSAL SIX: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2013. The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. Stockholder ratification of this selection is not required by our by-laws or other applicable legal requirements. Our Board of Directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our and our stockholders' best interest.

KPMG LLP has served as our independent registered public accounting firm since June 2005. We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The following table discloses the aggregate fees billed in 2013 and 2012 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2013	2012
Audit Fees	$2,653	$2,074
Audit-Related Fees	190	190
Tax Fees	—	—
All Other Fees	85	—

Audit-related fees in 2013 and 2012 consist primarily of fees for operational control reviews.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All audit-related fees and tax fees for 2013 and 2012 were pre-approved by the Audit Committee or the Audit Committee Chairman, and no fees were paid under the de minimis exception to the audit committee pre-approval requirements.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of Centene's consolidated financial statements and for establishing and maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as independent registered public accountants for Centene, is responsible for performing an independent audit of our consolidated financial statements and of the Company's internal control over financial reporting and issuing two reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee's responsibility is to monitor and provide independent, objective oversight of these processes. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter.

The Audit Committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements included in public filings during the fiscal year ended December 31, 2013 before their issuance and to discuss significant accounting issues and the Company's internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees.

KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence which requires auditors, among other things, annually to:

•	disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence;

•	confirm their perceived independence; and

•	engage in a discussion of independence.

The Audit Committee has discussed with KPMG LLP their independence with respect to Centene, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.

Based on its discussions with management and KPMG LLP and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Centene's Annual Report on Form 10-K for the year ended December 31, 2013.

AUDIT COMMITTEE

John R. Roberts, Chair
Frederick H. Eppinger
Pamela A. Joseph

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company's management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and our annual report on Form 10-K.

COMPENSATION COMMITTEE

Robert K. Ditmore, Chair
Orlando Ayala
Pamela A. Joseph
David L. Steward
Tommy G. Thompson

Compensation Discussion and Analysis (CD&A)

This CD&A describes the principles, objectives, and compensation policies and arrangements of our executive compensation program which is generally applicable to each of our senior officers. This CD&A focuses primarily on our Chairman & CEO and the other executive officers included in the Summary Compensation Table, whom we collectively refer to in this proxy as our NEOs. For 2013, our NEOs were:

•	Michael F. Neidorff, Chairman, President and Chief Executive Officer

•	William N. Scheffel, Executive Vice President, Chief Financial Officer and Treasurer

•	Jesse N. Hunter, Executive Vice President, Chief Business Development Officer

•	K. Rone Baldwin, Executive Vice President, Insurance Group Business Unit

•	Carol E. Goldman, Executive Vice President, Chief Administrative Officer
2013 Financial Performance

•	Total Shareholder Return (TSR) of 44%.

•	Year-end at-risk managed care membership from continuing operations of 2,723,200, an increase of 298,700 members, or 12.3% year over year.

•	Premium and service revenues from continuing operations of $10.5 billion, representing 37.0% growth year over year.

•	Health Benefits Ratio from continuing operations of 88.6%, compared to 89.6% in 2012.

•	Total operating cash flows of $382.5 million compared to $278.7 million in 2012.

•	Diluted net earnings per share (EPS) from continuing operations of $2.87 compared to $1.65 per share in 2012.

•	Improved to #303 in FORTUNE Magazine's annual ranking of America's largest corporations by revenue, up 150 places from the 2012 ranking.

•	Increased market capitalization to $3.3 billion, compared to $2.1 billion in 2012.

Company's Compensation Philosophy

Our overall compensation philosophy is to pay for performance. Compensation decisions are based on rewarding what promotes our corporate mission statement and creates long term stockholder value while using specific metrics that promote our pay for performance culture.

2013 Base Salaries

The NEOs were paid competitive base salaries determined by the evaluation of multiple factors: business results for the prior year, individual performance, as well as the market value for each specific job. Since Centene is a pay for performance Company, only 8% of the Chief Executive Officer’s and, on average, 21% of the other NEOs compensation is fixed.

2013 Annual Cash Incentives

Annual incentive bonuses are based on the Company meeting a specific EPS objective and are not paid in the event that such objective is not met. In 2012, the Company did not reach its target EPS objective and, accordingly, no annual bonuses were paid. Based on the Company reaching diluted EPS from continuing operations of $2.87 in 2013, the Compensation Committee determined to pay the NEOs above target levels for 2013 as described under the heading "Annual Incentives" on page 34.

2013 Long Term Incentives

A majority of our total compensation package is based on long term incentives that are intended to appropriately focus our NEOs’ attention on the long term impacts of their decisions and more closely align the financial interests of our executives with the interests of our long term stockholders. TSR, revenue growth, and pre-tax operating margin targets as well as competitive market practices are all used by the Compensation Committee in determining the size of these awards.

These long term incentives take the form of the following:

•	Performance Based Restricted Stock Units (PSUs) which are based on meeting an annual EPS target and vest over three years if the target is met.

•	Restricted Stock Units (RSUs) which vest over three years.

•	Cash Long Term Incentive Plan (Cash LTIP) which is based on meeting three year TSR, pre-tax margin and revenue growth metrics.
For more information on our Cash LTIP, refer to the "Long Term Incentives" section beginning on page 35.

Pay Mix

Our pay for performance philosophy can be further depicted by the following graphs which represent both our total compensation mix as well as our long term incentive plan vehicle mix.

The 2013 Total Compensation Mix graphs illustrate the 2013 values contained in the Summary Compensation Table on page 42 as percentages of total compensation.  The values in the “All Other Compensation” column of the Summary Compensation Table have been excluded from this illustration.  The Other NEO percentages are calculated using an average of the individual NEO values excluding Mr. Neidorff.

The 2013 Total Long Term Incentive Plan Mix graphs illustrate the grant date values of the December 2013 service and performance based RSU awards as well as the target value of the Cash LTIP awards for the 2014 through 2016 performance period.  The Other NEO percentages are calculated using an average of the individual NEO values excluding Mr. Neidorff.

2013 Total Compensation Mix

2013 Total Long Term Incentive Plan Mix

Setting Total Compensation: CEO

The Compensation Committee reviewed the total target compensation for Mr. Neidorff by analyzing his 2013 target compensation mix and comparing it to the available market data of compensation paid in 2012 to the healthcare insurance industry peer group of 16 companies and the general industry peer group of 21 companies. Given the Company's high growth rate, the Compensation Committee reviewed these two different groups regressed at $10 billion representing estimated 2013 revenue and $20 billion representing estimated future revenue based on our growth pattern. Analyzed together, the Compensation Committee believes these peer data sets create a range of market-competitive compensation that can be used to appropriately structure Centene's pay levels as we continue to grow. In addition to the various components above, the Compensation Committee recognized the importance of our CEO's leadership by analyzing the tremendous growth in our TSR over the last four years as indicated in the following graph:

Results of the April 2013 “Say-on-Pay” Vote

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and considers such results as one of many factors in connection with the discharge of its responsibilities. At our April 2013 Annual Meeting, approximately 74% of our shareholders voted to approve our fiscal 2012 executive compensation program. We continue to value the insights we gain through the vote and through discussions with our investors and will continue to monitor the voting results and dialogue with investors.

Changes to the Compensation Program in 2013

As a result of feedback from our shareholders and through discussions with several investors, the Company made the following changes to its compensation program during 2013:

•	Amended the employment agreement with the Chief Executive Officer with the following major changes:

•	Eliminated the 'single trigger' for severance payment following a change in control; and

•	Eliminated tax gross-up benefits for excise taxes payable upon severance.

•	Amended our pledging policy to prohibit future pledging of shares by all Directors and officers.

•
Changed the targeted base salary for NEOs to fall at the 50th percentile of the healthcare insurance industry peer group (based on compensation data regressed to revenues of $10 billion) from the 75th percentile previously targeted.

Overview of the Compensation Program

The Compensation Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. The philosophy of the Compensation Committee as it relates to executive compensation is that our Chief Executive Officer and other NEOs should be provided competitive compensation opportunities sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving our business objectives in an industry facing increasing regulation, competition and change, while aligning the compensation of senior management with the long term interests of stockholders.

Centene must leverage its compensation and benefit programs to attract the best talent in order to compete and achieve aggressive operating objectives. In light of this, Centene views both private equity firms and competitors with larger revenue bases as significant competition for talent and recognizes that Centene is a source for them to recruit this talent if the appropriate compensation programs are not in place to retain this talent.

In order to achieve these objectives, the Compensation Committee establishes target, market-based total compensation levels (e.g., base salary, annual bonus target and long term incentives) from market data for similarly sized companies based on revenues. The Compensation Committee's competitive objective is for our actual total compensation to:

•
fall between the 50th percentile and 75th percentile of the 16 company healthcare insurance industry peer group (discussed below) based on revenue size-adjusted and compensation-regressed organizations at revenues of $10 billion; and

•
fall between the 50th percentile and 75th percentile of the general industry peer group that have similar growth and long term performance as Centene, based on revenue size-adjusted and compensation-regressed organizations at revenues of $10 billion.

The Compensation Committee also takes into account the significant growth expected by the Company and the new contracts the Company has been awarded. Premium and Service Revenues growth in 2013 was 37%, and projected revenue growth for 2014 is in excess of 30%. The efforts and costs to win new contracts are incurred well in advance of the time revenue begins. The Compensation Committee also recognizes the short term negative impact on EPS from pursuing new contracts, but believes pursuing and winning new contracts is in the best long term interest of its stockholders.

For the components of target total compensation, the Compensation Committee's competitive objectives are for:

•
base salary to approximate the 50th percentile of similarly-sized organizations, based on revenues. The 50th percentile will be targeted in most instances, however up to the 75th percentile is considered when recruiting talent from significantly larger companies and private equity firms or when the experience of the executive dictates a higher base salary;

•	annual bonus target to approximate the 50th percentile of similarly-sized organizations; and

•	long term incentive targets to approximate the 50th percentile of similarly-sized organizations.

The goal of these objectives is that based on company results, actual total compensation will fall between the 50th and 75th percentile of the total market based compensation for both the healthcare insurance industry peer group and the general industry peer group.

Benchmarking and Comparator Groups

Each year the Compensation Committee evaluates a number of factors when determining executive compensation levels to ensure that pay opportunities being delivered to our executive officers are competitive with the labor markets in which the Company competes for talent.

In 2013, Towers Watson was engaged to develop the executive compensation peer group by conducting an independent analysis of the healthcare insurance industry. Towers Watson analyzed the managed care industry and possible Centene peers using the Standard and Poor's Global Industry Classification System (GICS) codes. The analysis indicated that there are three key segments to the industry:

•	Managed Healthcare Companies (Centene classification)

•	Healthcare Facilities

•	Healthcare Services

From this analysis, Towers Watson recommended the current sample size of 16 companies; 10 from Managed Healthcare Companies (which includes all of the Managed Healthcare Industry companies with annual revenues greater than $1 billion), four from Healthcare Services and two from Healthcare Facilities. The median 2012 revenue of these 16 companies was $9.1 billion. The Compensation Committee believed that this group was indicative of high growth companies (like Centene), provided a complete view of the managed healthcare industry and recognized Centene's labor market for executive and management talent by also including healthcare facilities and healthcare services companies. The following represents the Company's healthcare insurance industry peer group for 2013:

1.	Aetna, Inc.

2.	Amedisys Inc.

3.	Catamaran Corporation

4.	CIGNA Corporation

5.	Community Health Systems, Inc.

6.	Davita Healthcare Partners, Inc.

7.	Health Net, Inc.

8.	Humana, Inc.

9.	Lifepoint Hospitals, Inc.

10.	Magellan Health Services Inc.

11.	Molina Healthcare, Inc.

12.	Omnicare Inc.

13.	UnitedHealth Group Inc.

14.	Universal American Corporation

15.	WellCare Health Plans, Inc.

16.	WellPoint, Inc.

The market for executive talent includes companies both within and outside our industry. Therefore, the market data the Compensation Committee utilizes includes not only the healthcare insurance industry peer group of 16 companies developed by TowersWatson but also a general industry peer group of 21 companies also developed by Towers Watson. The median revenue of these 21 companies was $6.7 billion with revenue ranging from $3 billion and $19 billion. The Compensation Committee believes that including this broader range of companies is likely to provide a more representative depiction of the overall competitive market for talent, as evidenced by several of our executives who came from companies outside of our industry. Towers Watson developed this group from its Executive Compensation Database and determined that each company in the group would meet at least two of the following criteria:

•	5-year average return on invested capital > 10%

•	5-year revenue growth > 10%

•	5-year EPS growth > 10%

•	5-year TSR > 7%

Methodology: Regression Analysis

A key element of our benchmarking methodology is the use of regression analysis. Regression analysis is a statistical technique that allows us to use compensation information from a wide-ranging group of companies to develop market data that is specific to our revenue size. Regression analysis helps to ensure that individual companies in our peer groups that are substantially larger (or smaller) than us do not skew the resulting market data too high (or low) as a result of the influence of revenue size on pay practices. The regression analysis we used to develop market data was based on revenue adjusted to $10 billion (to approximate the Company's estimated 2013 revenue) and $20 billion (to approximate the Company's future growth potential). The Compensation Committee specifically recognized that some of the companies (for example, UnitedHealth Group Inc. and WellPoint, Inc.) are significantly larger than Centene. However, large outliers have no impact on the median due to the regression analysis.

Using regression analysis, we adjusted the healthcare industry peer market data to $10 billion in revenue to approximate the Company's estimated 2013 revenue, and compensation was similarly adjusted through the use of regression analysis to reflect the 50th percentile and 75th percentile of a $10 billion company for base salary, target bonus, long term incentives and target total compensation. These adjusted values were used as the basis of comparison for our executives' compensation.

This general industry peer group market data was also size adjusted (to $10 billion in revenue) using regression analysis to approximate the Company's estimated 2013 revenue. The compensation data was adjusted to reflect the 50th percentile and 75th percentile of a $10 billion company for base salary, target bonus, long term incentives and target total compensation. In addition to evaluating the compensation at $10 billion, the Compensation Committee reviewed the data for both the healthcare insurance industry peer group and the general industry peer group, but size adjusted to $20 billion to reflect the estimated future revenue based on our growth pattern. The Company’s projected revenue for 2014 is approximately $14 billion.

The Compensation Committee engaged Towers Watson to gather, regress and summarize the market data from the Towers Watson Executive Compensation Database for the CEO and the other four NEOs. In addition, the Compensation Committee reviewed additional data sources from Exequity in determining the compensation for the CEO. As mentioned previously, Exequity was retained independently by the Compensation Committee to provide recommendations for the CEO's compensation.

 All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both the market data and the Compensation Committee's competitive objectives. In addition, the Compensation Committee annually reviews a tally sheet for each NEO, which includes the current value of all outstanding equity-based awards, benefits and perquisites, as well as potential payments under change in control agreements. The Compensation Committee uses the tally sheets to analyze each NEO's base salary, annual incentive target and long term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation.

 Setting Total Compensation: CEO

The Compensation Committee reviewed the total target compensation for Mr. Neidorff by analyzing his 2013 target compensation mix and comparing it to the available market data of compensation paid in 2012 to the healthcare insurance industry peer group of 16 companies and the general industry peer group of 21 companies. Given the Company's high growth rate, the Compensation Committee reviewed these two different groups regressed at $10 billion representing estimated 2013 revenue and $20 billion representing estimated future revenue based on our growth pattern. Taken together, the Compensation Committee believes these peer data sets create a range of market-competitive compensation that can be used to effectively manage Centene's pay levels as we continue to grow. It is important to recognize that the Compensation Committee reviewed the pay components in the table below. The table demonstrates that the CEO's compensation is linked to the Company's 2013 performance (performance based RSUs awarded in 2012 are earned based on 2013 performance), which is different from the disclosure in the “Summary Compensation Table.” The review of the following data indicated that Mr. Neidorff's 2014 salary should remain at $1.2 million and his total target 2013 compensation was within the range of the Company's pay philosophy of paying within the 50th percentile and 75th percentile of the industry peer group and the general industry with data regressed at $10 billion and $20 billion in revenue ($ in thousands):

	2013 Centene		Healthcare Insurance Industry Peer Group [1]		General Industry Peer Group [2]
Pay Component	Realized	Target	$10 Billion	$20 Billion	$10 Billion	$20 Billion
Annualized Base Pay	$1,200	$1,200	$1,147	$1,281	$1,454	$1,660
Annual Bonus Target	3,000	1,800	1,836	2,151	2,565	3,515
Long Term Incentive (LTI) Awards:
Grant Date Fair Value - 75,000 RSUs granted in December 2012 (performance based)	3,429	3,429
Grant Date Fair Value - 75,000 RSUs granted in December 2012 (service based) [3]	3,429	3,429
Cash LTIP Target (2011 - 2013 performance period)	—	1,650
Total LTI Awards	6,858	8,508	9,244	11,371	9,220	13,265

Total Target Compensation	$11,058	$11,508	$12,227	$14,803	$13,239	$18,440

[1] Healthcare Insurance Industry Peer Group n = 16 companies discussed in the CD&A under the heading “Benchmarking and Comparator Groups” at 75th Percentile.
[2] General Industry Peer Group n = 21 companies discussed in the CD&A under the heading “ Benchmarking and Comparator Groups” at 75th percentile.
[3] Shares vest in three equal annual installments beginning on the anniversary of the grant date in December 2013.

Setting Total Compensation: Other Named Executive Officers

A similar analysis of peer data sets was performed of the other NEOs' compensation. In all cases, the NEOs' total compensation fell within the 50th and 75th percentile of the healthcare insurance industry peer group. The Compensation Committee reviewed the performance of each individual and granted increases in base salary and RSUs based on these results.

Base Salaries

While determining appropriate annual base salaries, in addition to reviewing size adjusted market data from Exequity and Towers Watson, the Compensation Committee considered:

•	the Chief Executive Officer's recommendations as to compensation for all other NEOs;

•	the scope of responsibility, experience, time in position and individual performance of each officer, including the Chief Executive Officer;

•	the effectiveness of each executive's leadership performance and potential to enhance long term stockholder value; and

•	the internal equity.

In December 2012, the Compensation Committee evaluated 2013 base salaries and took into account the Company's 2013 estimated revenue of $9.7 billion to $10.0 billion. In 2013, Towers Watson compared our NEOs' base salaries to the size adjusted market data, and on average, our base salaries for 2013 were between the 50th and 75th percentile of the healthcare insurance industry peer group and of the general industry peer group. Adjustments to base salaries are determined based on merit and market data. For purposes of evaluating 2014 base salaries, the Compensation Committee took into account the Company's 2014 estimated revenue of $13.8 billion to $14.3 billion.

Annual Incentives

The Compensation Committee considers annual incentive compensation to be a motivational method for encouraging and rewarding outstanding individual performance that contributes to overall Company performance. The Company's financial performance goal, specifically diluted EPS, must be met for any bonuses to be paid. For 2013, the Compensation Committee stated that diluted EPS must fall between a range of $2.60 and $2.90. The Committee ignored the $0.07 of diluted EPS from the Kentucky discontinued operations and $(0.08) of diluted EPS of expense for the AcariaHealth transaction costs because these items were not considered to be representative of ongoing results. The Committee determined that annual bonuses should be paid to the NEOs based on the following analysis:

	2013	2012
Diluted EPS from continuing operations	$2.87	$1.65
AcariaHealth transaction costs	0.08	N/A
	$2.95	$1.65

Target Diluted EPS	$2.60 - $2.90	$2.60 - $2.80

Bonus Paid	Yes	No

The determination of individual awards under our bonus plan are recommended to the Board of Directors by the Compensation Committee based primarily upon:

•	business performance versus our business plan;

•	the effectiveness of each executive's leadership performance and potential to enhance long term stockholder value;

•	targeted bonus amounts, which are based upon revenue size adjusted market data; and

•	the recommendation of the Chief Executive Officer (for all NEOs other than the CEO).

Based on the Company meeting its diluted EPS goal, as well as increasing pre-tax income and increasing Premium and Service Revenues from continuing operations to $10.5 billion, the Compensation Committee reviewed the Chief Executive Officer's performance during 2013 and recommended to the Board of Directors that an annual bonus of $3.0 million be awarded to Mr. Neidorff. The bonus, which was 167% of his target, is representative of the Company's outstanding year. In addition, other NEOs received an annual bonus that exceeded their targets by an average of 49% based on an evaluation of 2013 performance. The bonuses provided to the NEOs can be summarized as follows:

Name	Bonus ($)	Bonus Target (% of Salary)	% of Target Paid
Michael F. Neidorff	$3,000,000	150%	167%
William N. Scheffel	900,000	75%	174%
K. Rone Baldwin	450,000	75%	141%
Carol E. Goldman	525,000	75%	140%
Jesse N. Hunter	600,000	75%	140%

For 2014, we will continue to use similar objective performance measures stated above and also evaluate individual performance for our annual incentive program. The Compensation Committee has indicated that the Company must reach a diluted EPS target range of $3.50 to $3.80 in order for the NEOs to earn an annual incentive for 2014.

Long Term Incentives

Our long term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short term thinking with long term successes and align executive and stockholder interests.

Long term incentives are positioned at the lower end of the range of our competitive objective for two reasons:

•	This keeps our total compensation opportunity in line with our competitive objectives.

•	Our business plan should provide opportunities for greater than average wealth accumulation over a longer time horizon as performance warrants.

As noted on page 27, long term incentives are provided both through equity (PSUs and RSUs) and cash, ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice. Excluding acquisitions, the Company does not annually grant equity compensation exceeding 2% of the outstanding shares of the Company. PSUs and RSUs are normally granted at the annual December Compensation Committee meeting, but may also be awarded at other Compensation Committee meetings for a promotion, for extraordinary performance, for eligible executives at time of hire or as determined by the Compensation Committee.

The Compensation Committee adopted the Cash LTIP, which is a three year performance program, to complement our stock incentive plan to assist in managing annual dilution and supplement the number of shares available under the Company's stock incentive plan. Each NEO is awarded a grant at the beginning of the three-year cycle based on the following targets:

•	Chairman & CEO - 150% of Prior Year’s Annual Salary

•	Other NEOs - 100% of Prior Year’s Annual Salary
While the Compensation Committee believes revenue and earnings per share will ultimately drive long term stockholder value, the Committee recognized that other metrics are also valuable to shareholders. Beginning with the 2013-2015 Cash LTIP cycle, executives will be awarded cash for achieving long term (3 year) financial objectives for cumulative revenue growth, pre-tax operating margin and TSR relative to our healthcare insurance industry peer group. Cash awards are paid annually, if earned, after completion of each 3 year performance cycle, and targets are announced annually prior to the beginning of each 3 year performance cycle.

The Compensation Committee continues to adjust these performance targets to be at levels it believes to be rigorous and challenging. The performance criteria may include any of the metrics identified in the plan document. The Compensation Committee may determine that the performance parameters used to measure the appropriate pay out include or exclude items which are deemed extraordinary. These items include but are not limited to those stated in the plan document.

2013 Long Term Incentive Awards
During the Compensation Committee's review in December 2013, it was noted that long term incentives that were granted to our NEOs are now positioned between the 50th and 75th percentile of the healthcare insurance industry peer group, which is within our competitive objective. Therefore, the Compensation Committee considered this position when determining the size of the RSU and PSU grants made to the NEOs.

Equity vehicles granted to our NEOs in December 2013 were as follows:

•
PSUs - based on the Company reaching the 2014 diluted EPS target outlined in the following table. If the performance condition is achieved, then 33.3% of earned PSUs will vest immediately with the remaining 66.7% vesting on the anniversary of the grant date thereafter.

Calculation of Performance Condition Achievement
Diluted EPS	% of Target Achieved	% PSUs Earned
$3.65	100%	100%
$3.47	95%	95%
$3.29	90%	90%
$3.10	85%	85%
$2.92	80%	80%
$2.91	79% and below	—

•	RSUs - 33.3% vest annually based on service to the Company.

•	Cash LTIP - based on meeting certain performance criteria for the 3 year performance period (2014-2016).

In May 2013, the Board of Directors and Mr. Neidorff agreed to extend his employment contract beyond the previous termination date in 2014 to December 31, 2017 to ensure continuity in the business and an orderly transition of leadership in 2017. As part of the amendment, Mr. Neidorff was awarded 30,000 restricted stock units payable in shares of the Company's common stock. These units will vest in full on the later of May 14, 2016 or the date he has identified a successor who has been approved by the Company's Board of Directors. Subject to such vesting, the related shares of common stock shall be distributed to Mr. Neidorff on certain dates following termination of employment. The Compensation Committee did not view this award to be indicative of his target compensation mix.

2011-2013 Cash LTIP Award Targets and Performance Evaluation

In December 2010, the Compensation Committee established a minimum 3.0% pre-tax margin and minimum 8% premium and service revenue compound annual growth rate (CAGR) threshold for payout under the 2011-2013 Cash LTIP. The following table provides detail on the performance targets and corresponding potential payouts under the award.

% of Target Earned		3 Year Pre-Tax Margin
		3% - 3.24%	3.25% - 3.49%	3.50% - 3.74%	3.75% - 4.99%	5% +
3 Year Premium & Service Revenue CAGR	15% +	70%	90%	110%	130%	150%
	13% - 14.9%	65%	85%	105%	125%	145%
	10% - 12.9%	60%	80%	100%	120%	140%
	9% - 9.9%	50%	70%	90%	110%	130%
	8% - 8.9%	40%	60%	80%	100%	120%

While the Company achieved the minimum revenue growth target for the 2011-2013 cycle, the Company did not meet the minimum pre-tax earnings target. Therefore, no payouts were made for the 2011-2013 Cash LTIP as demonstrated by the results (from continuing and discontinued operations) in the table below ($ in millions):

	Base Year 2010	2011	2012	2013	2011-2013 Total
Premium & Service Revenues	$4,283.8	$5,181.0	$8,238.9	$10,774.3	$24,194.2
CAGR		20.9%	59.0%	30.8%	36.0%

Pre-tax Earnings (Loss)		$174.9	$(11.6)	$275.1	$438.4
Adjusted by:
Noncontrolling Interest		2.9	13.2	(0.6)	15.5
Debt Extinguishment Cost		8.5	—	—	8.5
Adjusted Pre-tax Earnings		$186.3	$1.6	$274.5	$462.4

Pre-tax Margin		3.6%	—%	2.5%	1.9%

2012-2014 Cash LTIP Award

As a result of the Company's performance in 2012, no payouts are expected for the 2012-2014 Cash LTIP award due to not achieving the required pre-tax margin percentage for that three year period.

2014-2016 Cash LTIP Award Performance Targets

In order for a NEO to earn a payout of the Cash LTIP for the 2014-2016 cycle (awarded in December 2013), at least one of the following metrics of pre-tax margin, revenue growth or TSR relative to the healthcare insurance industry peer group must meet the respective threshold:

Operating Component
Performance Metric	Incentive Weight	Metric Criteria			Plan Payout (% of Target)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Pre-Tax Margin	37.5%	2.5%	3.0%	4.0%	50%	100%	200%
Revenue Growth	12.5%	15.0%	20.0%	25.0%	50%	100%	200%

Relative TSR Component (50% Weight)
Relative TSR Rank	Plan Payout (% of Target)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our NEOs, officers and Board of Directors. The guidelines were further expanded to include all Corporate officers. We believe that ownership of our stock helps align the interests of our executives and stockholders and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

Minimum Ownership Requirement as a Percentage of Base Salary
Chairman, President and Chief Executive Officer	5x
Executive Vice President	2.5x
Senior Vice President	2x
Plan & Specialty Company Presidents and Corporate Vice Presidents	1x

The Compensation Committee annually reviews the stock ownership levels of the Board of Directors and all officers. Future stock awards take into consideration the executive's level of attainment of the suggested stock ownership amount. The Compensation Committee may elect to award the annual incentive to an executive in stock instead of cash if the suggested stock ownership amount is not met.

Officers who fail to achieve these ownership levels may not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), unvested RSUs, shares owned in a self-directed IRA, “phantom shares” held in the deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unearned PSUs are not counted toward the ownership guidelines.

The Board has established a policy requiring executive officers to retain ownership of the shares received from the vesting or payout of any RSU award granted under our stock incentive plan (net of any shares used to satisfy tax obligations) for one year following such vesting or payout. An executive may substitute the tax basis of the shares under restriction for other shares held outright.

As of the close of the last fiscal year and the date of this report, all NEOs subject to the ownership guidelines are in compliance with them or still have time to attain compliance in accordance with the guidelines. At $58.95 per share (the December 31, 2013 closing stock price), ownership percentages of our executive officers were as follows:

Name	Ownership as a Percentage of 2013 Base Salary
Michael F. Neidorff	84.1x
William N. Scheffel	7.9x
K. Rone Baldwin	4.2x
Carol E. Goldman	10.0x
Jesse N. Hunter	9.5x

Our stock ownership guidelines for members of our Board of Directors require them to own 20,000 shares of common stock. As of December 31, 2013, all Directors were in compliance with this requirement.

Pledging Policy

In February 2013, the Board of Directors amended the Company's insider trading policy to confirm the prohibition on hedging and to restrict the pledging of shares by executive officers and members of the Board of Directors. The Board determined that any such individual may pledge 20% or less of his or her total stock ownership under specific conditions.

In response to concern raised by shareholders, in February 2014, the Board of Directors further amended the Company's insider trading policy to prohibit all pledging of shares by executive officers and members of the Board of Directors. One member of the Board of Directors has 40,000 pledged shares (of his 353,610 total beneficial ownership) as of February 2014 and is required to release the existing pledge position no later than three years following the adoption of the policy.
Other Benefits

We provide our NEOs with a defined contribution 401(k) retirement program. This defined contribution 401(k) retirement program is the same program that is provided generally to our employees. We also provide our NEOs with a non-qualified deferred compensation plan to make up for matching contributions that are limited by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our NEOs with a defined benefit retirement program. We also do not provide retiree medical coverage to our NEOs, with the exception of Mr. Neidorff, as specified in his employment agreement.

With respect to most other benefits, the benefits provided to NEOs and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. We require all NEOs to have their tax returns prepared or reviewed by an independent certified public accounting firm. Due to this requirement, costs related to these services are paid by the Company. In addition, each NEO has the option to use a financial advisor for fees that do not exceed in total $11,000 annually for both tax preparation and financial advisement.

The Board of Directors believes that additional security is required for the position of Chairman, President and Chief Executive Officer and other NEOs. Pursuant to a policy implemented by our Board, Mr. Neidorff is required to use Company provided aircraft for all air travel, and we provide home security services to Mr. Neidorff. Mr. Neidorff's personal use of Company aircraft and home security services are fully taxable to him and are not grossed up to cover his personal income tax liability. Home security services are also provided to our NEOs, and these costs are fully taxable to them and are also not grossed up to cover any personal income tax liability.

Risk Disclosure

The Compensation Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation. The Compensation Committee believes that the emphasis on long term performance in the stock incentive plan and the Cash LTIP results in an overall compensation program that does not reward excessive risk-taking for the Company. Further, risks are limited by the ownership guidelines mentioned previously and a clawback provision that provides that any cash bonuses that are paid from the annual bonus plan that are a result of material financial impropriety (as defined by the Audit Committee of the Board of Directors), including but not limited to financial restatements due to these improprieties, may result in any officers becoming obligated to pay back the bonus amount to the Company.
The Company's compensation strategy is intended to mitigate risk by emphasizing long term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. A recent review of the Company's compensation programs did not identify any programs that unduly incentivize employees to take any excessive risks.
Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

CEO Employment Agreement

Michael F. Neidorff serves as Chairman of our Board of Directors and our President and Chief Executive Officer pursuant to an employment agreement dated November 8, 2004. Under this agreement, we currently pay Mr. Neidorff an annual salary of $1.2 million, which is subject to an annual review by our Board of Directors. Mr. Neidorff is eligible for an annual target bonus of 150% of base salary. The agreement also awarded Mr. Neidorff 1,000,000 RSUs as of November 8, 2004. Of these RSUs, 60% vested in 2009 with the remaining 40% vesting ratably from 2010 through 2014. Subject to such vesting, the RSUs and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment or (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code.

Mr. Neidorff's agreement was amended in 2008 to (1) eliminate the non-compete and non-solicitation requirements if there was a “hostile change in control” as defined in his agreement and (2) comply with Section 409A of the Code. In 2012, his agreement was amended to eliminate the non-compete and non-solicitation provisions under any change in control. In May 2013, the agreement was amended to:

•	eliminate the 'single trigger' for severance payment following a change of control;

•	reduce the severance amount from three times base salary and bonus to two times or less;

•	eliminate tax gross-up benefits for excise taxes payable upon severance;

•	extend the term of the employment agreement to December 31, 2017; and

•	provide for the grant of 30,000 restricted stock units.

The Board of Directors and Mr. Neidorff agreed to extend the contract beyond the previous termination date to ensure continuity in the business and an orderly transition of leadership in 2017. The amendment eliminates the 'single trigger' for severance payment following a change of control by amending the definition of “good reason” to eliminate his ability to terminate his employment for any reason during the one month period beginning on the six-month anniversary of a change in control of the Company.

Severance benefits were reduced from three times (3x) to two times (2x) the sum of Mr. Neidorff's base salary plus the amount the he could have earned as a target bonus for the year of termination, if the date of his termination of employment occurs on or before December 31, 2016, and one times (1x) such amount pro rated for the remaining term of the employment agreement (but not less than six months) if the date of termination of Mr. Neidorff's employment occurs on or after January 1, 2017 and on or before December 31, 2017.

Mr. Neidorff will no longer be eligible for a gross-up payment if any parts or amounts payable under his employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. If the payments to be received by him in connection with a change in control constitute “excess parachute payments,” his payments and benefits will be reduced to the extent necessary such that no amount paid or payable to him shall be deemed “excess parachute payments” (unless he would be in a better net after-tax position without any such reduction, in which case payments and benefits will not be reduced).

Finally, as part of the amendment, Mr. Neidorff was awarded 30,000 restricted stock units payable in shares of the Company's common stock. These units will vest in full on the later of May 14, 2016 or the date he has identified a successor who has been approved by the Company's Board of Directors. Subject to such vesting, the related shares of common stock shall be distributed to Mr. Neidorff on certain dates following termination of employment.

Mr. Neidorff has agreed not to compete with us or solicit any of our employees during the term of his employment and for 12 months thereafter. Mr. Neidorff's employment may be terminated by the Company for cause or permanent disability, or by Mr. Neidorff for good reason. If Mr. Neidorff is terminated by the Company without cause or if he terminates for good reason, he is entitled to receive salary continuation for a period of 36 months or the remaining term of the agreement, whichever is shorter (but not less than six months), lifetime health and dental coverage (to which he would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA), lifetime life insurance coverage, lifetime medical insurance for him and his eligible dependent, full acceleration of any unvested stock options or other equity awards held by him, and acceleration of a portion of unvested RSUs awarded pursuant to the agreement based on certain stipulations. Upon a change in control during the term of this agreement, any unvested RSUs and any unvested stock options or other equity awards held by Mr. Neidorff will vest in full.

Severance and Change in Control Agreements

K. Rone Baldwin, Carol E. Goldman, Jesse N. Hunter and William N. Scheffel serve as executive officers pursuant to executive severance and change in control agreements (the agreements), and their 2014 annual salaries are $575,000, $550,000, $600,000, and $720,000, respectively.

The agreements generally provide that, if within 24 months following a change in control (as defined in the agreements), the executive's employment is terminated by the Company other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive will receive a cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive's last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs. The executive also will receive 18 months of medical coverage. The executive's existing equity awards will vest in full at the time of a change in control.

The agreements also generally provide that, if an executive's employment is terminated by the Company other than for cause or by the executive for good reason in the absence of a change in control, the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage and 12 months of continued vesting of the executive's existing equity awards. If any parts or amounts payable under the executive's employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the Company may be required to pay the executive an additional cash amount (gross-up payment).

Effective January 1, 2013, with any new executive employment agreements, if any parts or amounts payable under the agreements are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the executive will be required to pay any additional taxes.

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, unless the termination was due to a “hostile takeover” as defined in the agreement. In 2012, the agreements were amended to eliminate the non-compete and non-solicitation provisions under any change in control.

The Board has determined that it is in our best interests and our stockholders' to assure that we will have the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a change in control. The Board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive's full attention and dedication to the Company, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive's compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Deductibility of Executive Compensation

Section 162(m) of the Code generally provides limits on the deductibility of compensation to highly-compensated individuals of publicly held corporations. Section 162(m)(6), which was enacted as part of the Patient Protection and Affordable Care Act (PPACA), amended the Code to limit the amount that certain healthcare insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000 for a tax year beginning after December 31, 2012. This new legislation does not create any exceptions for performance-based compensation. The Compensation Committee did not consider the impact of this legislation when reviewing and determining executive compensation. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013, about the securities authorized for issuance under our equity compensation plans, consisting of our 1996 Stock Incentive Plan, 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, 2000 Stock Incentive Plan, 2003 Stock Incentive Plan, 2012 Stock Incentive Plan and 2002 Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	3,036,788	$23.41	1,926,657
Equity compensation plans not approved by stockholders	—	—	—
Total	3,036,788		1,926,657
The number of securities in column (a) includes 947,195 options with a weighted-average remaining life of 2.8 years and 2,089,593 shares of restricted stock and restricted stock units.
The number of securities in column (c) includes 512,417 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2013, 2012 and 2011. Additional descriptions of each component of compensation for our NEOs is included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Performance Based Stock Awards ($)		Service Based Stock Awards ($)	Total Stock Awards ($) [1]	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Michael F. Neidorff	2013	$1,200,000	$3,000,000	$5,773,800		$4,246,500	$10,020,300	$—	$292,638	[2]	$14,512,938
Chairman, President and Chief Executive Officer	2012	1,200,000	—	3,429,000		3,429,000	6,858,000	—	416,744		8,474,744
	2011	1,100,000	2,475,000	2,682,750	[3]	2,682,750	5,365,500	1,050,000	483,412		10,473,912

William N. Scheffel	2013	690,000	900,000	716,500		716,500	1,433,000	—	40,120	[4]	3,063,120
Executive Vice President and Chief Financial Officer	2012	665,000	—	502,700		502,700	1,005,400	—	52,187		1,722,587
	2011	645,000	625,000	363,200	[3]	363,200	726,400	402,500	37,188		2,436,088

K. Rone Baldwin	2013	425,000	450,000	859,800		859,800	1,719,600	—	46,374	[5]	2,640,974
Executive Vice President, Insurance Group Business Unit

Carol E. Goldman	2013	500,000	525,000	716,500		716,500	1,433,000	—	44,333	[4]	2,502,333
Executive Vice President and Chief Administrative Officer	2012	480,000	—	502,700		502,700	1,005,400	—	54,362		1,539,762
	2011	460,000	400,000	363,200	[3]	363,200	726,400	280,000	36,410		1,902,810
Jesse N. Hunter	2013	570,000	600,000	716,500		716,500	1,433,000	—	42,346	[4]	2,645,346
Executive Vice President and Chief Business Development Officer	2012	550,000	—	502,700		502,700	1,005,400	—	65,949		1,621,349
	2011	495,000	500,000	454,000	[3]	454,000	908,000	280,000	40,480		2,223,480

1
The amounts reported as Stock Awards and Option Awards reflect the grant date fair value of grants made during the current year under the 2012 Stock Incentive Plan. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2013 are included in footnote 16 to the Company's audited financial statements for the fiscal year ended December 31, 2013 included in the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2014. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized. Stock awards granted in December 2013, 2012 and 2011 to the NEOs consisted of 50% performance based awards and 50% service based awards. The award to Mr. Neidorff in May 2013 is 100% performance based. The Summary Compensation Table reflects the probable amount of shares to be earned under the performance condition, which is also the maximum.

2
All other compensation includes $82,798 of personal use of Company provided aircraft. Pursuant to the policy established by our Board, our Chairman, President and Chief Executive Officer is required to use Company provided aircraft for all travel, a taxable benefit to Mr. Neidorff pursuant to the applicable Internal Revenue Service regulations. For flights on corporate aircraft, the cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. This charge reflects the operating and periodic maintenance costs of the aircraft, crew travel expenses and other miscellaneous costs. The other amounts included in other compensation for Mr. Neidorff include $151,030 in life insurance benefits, nonqualified deferred compensation match, tax preparation and financial advisor fees, Company entertainment event tickets, security services, and 401(k) match.

3	As a result of financial performance in 2012, the performance based awards granted in 2011 were forfeited in 2012.
4	All other compensation includes nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
5	All other compensation includes 401(k) match, relocation, tax preparation and financial advisor fees, as well as life insurance benefits.

Grants of Plan-Based Awards Table

The following table provides information on 2013 grants of RSUs under the 2012 Stock Incentive Plan, as well as 2013 cash-based grants under the Cash LTIP to each of our NEOs. The grant date fair values of these stock awards are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) [1]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target
Michael F. Neidorff	5/14/2013	$—	$—	$—	—	30,000	[2]	—	$1,527,300
Michael F. Neidorff	12/11/2013	112,500	1,800,000	3,600,000	60,000	75,000	[3]	75,000	8,493,000
William N. Scheffel	12/10/2013	43,125	690,000	1,380,000	10,000	12,500	[3]	12,500	1,433,000
K. Rone Baldwin	12/10/2013	26,563	425,000	850,000	12,000	15,000	[3]	15,000	1,719,600
Carol E. Goldman	12/10/2013	31,250	500,000	1,000,000	10,000	12,500	[3]	12,500	1,433,000
Jesse N. Hunter	12/10/2013	35,625	570,000	1,140,000	10,000	12,500	[3]	12,500	1,433,000

1
Assumptions used in the calculation of the Grant Date Fair Value are included in footnote 16 to the Company's audited financial statements for the fiscal year ended December 31, 2013, included in the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2014. There can be no assurance that the Grant Date Fair Value of Stock Awards will ever be realized.

2
Equity incentive grant vests and becomes non-forfeitable on the later of (i) May 14, 2016, or (ii) the date that Mr. Neidorff has identified a successor Chief Executive Officer. Vested RSUs shall be converted into shares of Centene common stock and distributed to Mr. Neidorff on the later of (i) the January 15 following the year in which Mr. Neidorff's date of termination occurs, or (ii) the date which is six months after Mr. Neidorff's date of termination.

3
Equity incentive grants contain a performance condition based upon our 2014 diluted EPS. A ratable 5% reduction from that target for each 5% reduction in EPS will be incorporated, resulting in 0% vesting for EPS more than 20% below the target. Therefore, these awards do not have a maximum.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our NEOs on December 31, 2013:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($) [1]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Michael F. Neidorff	70,000	—	$17.85	7/27/2014	80,000	[3]	$4,716,000	30,000	[7]	$1,768,500
	200,000	—	25.40	12/13/2015	25,000	[4]	1,473,750	75,000	[8]	4,421,250
	96,034	—	25.21	12/12/2016	125,000	[5]	7,368,750	—		—
	—	—	—	—	75,000	[6]	4,421,250	—		—

William N. Scheffel	—	—	—	—	3,333	[9]	196,480	12,500	[12]	736,875
	—	—	—	—	18,333	[10]	1,080,730			—
	—	—	—	—	12,500	[11]	736,875	—		—

K. Rone Baldwin	—	—	—	—	10,000	[13]	589,500	15,000	[12]	884,250
	—	—	—	—	15,000	[11]	884,250

Carol E. Goldman	7,999	—	25.40	12/13/2015	3,333	[9]	196,480	12,500	[12]	736,875
	3,000	—	25.21	12/12/2016	18,333	[10]	1,080,730	—		—
	—	—	—	—	12,500	[11]	736,875	—		—

Jesse N. Hunter	8,000	—	25.40	12/13/2015	4,167	[9]	245,645	12,500	[12]	736,875
	12,000	—	25.21	12/12/2016	18,333	[10]	1,080,730	—		—
	10,000	—	16.84	4/28/2018	12,500	[11]	736,875	—		—

1	The option price for each grant is equal to the previous day's closing market price.
2	Upon a change in control, any unvested shares will vest in full.
3	The RSUs vest on November 8, 2014.
4	The RSUs vest on December 14, 2014.
5	25,000 of the RSUs vest on February 4, 2014. The remaining 100,000 RSUs vest in two equal installments on the anniversary of the grant date beginning on December 12, 2014.
6	The RSUs vest in three equal installments on the anniversary of the grant date beginning on December 11, 2014.
7
The RSUs vest and become non-forfeitable on the later of (i) May 14, 2016, or (ii) the date that Mr. Neidorff has identified a successor Chief Executive Officer. Vested RSUs shall be converted into shares of Centene common stock and distributed to Mr. Neidorff on the later of (i) the January 15 following the year in which Mr. Neidorff's date of termination occurs, or (ii) the date which is six months after Mr. Neidorff's date of termination.

8
The RSUs are performance stock units vesting in three equal installments on February 3, 2015, December 11, 2015, and December 11, 2016. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

9	The RSUs vest on December 13, 2014.
10	3,667 of the RSUs vest on February 4, 2014. The remaining 11,000 RSUs vest in two equal installments on the anniversary of the grant date beginning on December 11, 2014.
11	The RSUs vest in three equal installments on the anniversary of the grant date beginning on December 10, 2014.
12
The RSUs are performance stock units vesting in three equal installments on February 3, 2015, December 10, 2015, and December 10, 2016. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

13	The RSUs vest in two equal installments on the anniversary of the grant date beginning on November 30, 2014.

Option Exercises and Stock Vested Table

The following table shows the number of shares of Centene stock acquired by our NEOs in 2013 upon exercise of options or vesting of RSUs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael F. Neidorff	100,000	$4,691,000	180,000	[1]	$10,159,750
William N. Scheffel	—	—	15,335		868,400
K. Rone Baldwin	—	—	5,000		298,650
Carol E. Goldman	—	—	13,667		772,357
Jesse N. Hunter	6,000	208,185	20,499		1,152,581

[1] Pursuant to the terms of the grant agreement, the receipt of 80,000 restricted stock units vesting during 2013 has been deferred until retirement.

Nonqualified Deferred Compensation Table

Under the Company's Deferred Compensation Plan, the NEOs may contribute any designated percentage of salary and / or bonus into the plan which serves as an excess savings plan when tax limitations are reached under our tax qualified 401(k) plan. The following table shows the change in the Nonqualified Deferred Compensation balances for our NEOs, as well as the deferral of restricted stock units vesting for Michael Neidorff as discussed in footnote 5, for the fiscal year ended December 31, 2013:

Name	Executive Contributions in Last FY ($) [1]		Registrant Contributions in Last FY ($) [2]	Aggregate Earnings (Losses) in Last FY ($) [3]		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) [4]
Michael F. Neidorff	$4,520,000	[5]	$20,042	$16,409,678	[5]	$—	$57,966,567	[5]
William N. Scheffel	55,154		8,256	29,589		—	717,713
K. Rone Baldwin	—		—	—		—	—
Carol E. Goldman	49,954		3,875	48,838		—	478,787
Jesse N. Hunter	34,172		5,490	102,649		—	528,441

1	Executive contributions, with the exception of the contribution discussed in footnote 5, are included in the Salary column in the Summary Compensation Table.
2	All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table.
3	The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan.
4
The Aggregate Balance at Last Fiscal Year-End column includes money the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it and save it for retirement. For fiscal 2013, the amounts described in footnote 1 are included in the Summary Compensation Table as described in footnote 1. For fiscal 2012, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$220,385; Mr. Scheffel -$90,669; Ms. Goldman - $28,777; Mr. Hunter - $62,937. For fiscal 2011, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$180,000; Mr. Scheffel -$74,377; Ms. Goldman - $27,583; Mr. Hunter - $53,648. For prior years, all amounts contributed by a NEO in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

5
Pursuant to the terms of the grant agreement, the receipt of 920,000 restricted stock units vested from 2009 through 2013 have been deferred until retirement. The fair market value at the time of vesting for the 2013 vesting (executive contribution), the increase in value during 2013 (aggregate earnings), and the December 31, 2013 market value (balance at last FYE) are presented in the table. Mr. Neidorff contributed $72,000 to the Company's Deferred Compensation plan during 2013.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to our NEOs upon termination or a change in control. Generally, pursuant to our executive agreements, a change in control is deemed to occur:

•	If any individual, entity or group (other than a group which includes the executive) acquires 40% or more of the voting power of our outstanding securities;

•
If a majority of the incumbent Board of Directors are replaced. For these purposes, the incumbent Board of Directors means the Directors who were serving as of the effective date of the applicable executive agreement and any individual who becomes a Director subsequent to such date whose election or nomination for election was approved by a majority of such Directors, other than in connection with a proxy contest; or

•
Upon the consummation of a merger or consolidation of the Company with another person, other than a merger or consolidation where the individuals and entities who were beneficial owners, respectively, of our outstanding voting securities immediately prior to such merger or consolidation own 50% or more of the then-outstanding shares of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation.

The amounts presented below assume the termination or change in control occurred as of December 31, 2013. The applicable agreements are discussed in the CD&A under the heading “Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements” included in this proxy statement.

Michael F. Neidorff

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Retirement	Death	Disability	Change in Control [1]
Severance	$—	$4,200,000	$—	$—	$—	$—	$4,200,000
Pro rata Bonus Payment	—	1,800,000	—	—	1,800,000	—	1,800,000
Unvested RSUs	—	24,169,500	—	—	24,169,500	24,169,500	24,169,500
Long Term Incentive Plan Payment	—	1,700,000	—	1,700,000	1,700,000	1,700,000	1,700,000
Welfare Benefits Values	—	—	—	—	5,741,000	—	—
1 The change in control cash payments are subject to the conditions of the 'double-trigger' criteria in Mr. Neidorff's employment agreement.

William N. Scheffel

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control [1]
Severance	$—	$690,000	$—	$—	$—	$2,005,000
Pro rata Bonus Payment	—	517,500	—	—	—	517,500
Unvested RSUs	—	1,090,516	—	—	—	2,750,961
Long Term Incentive Plan Payment	—	651,667	—	651,667	651,667	1,935,000
Welfare Benefits Values	—	16,074	—	805,000	—	138,717
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,919,853
1 The change in control cash payments are subject to the conditions of the 'single-trigger' criteria in Mr. Scheffel's employment agreement.

K. Rone Baldwin

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control [1]
Severance	$—	$425,000	$—	$—	$—	$1,487,500
Pro rata Bonus Payment	—	318,750	—	—	—	318,750
Unvested RSUs	—	589,500	—	—	—	2,358,000
Long Term Incentive Plan Payment	—	425,000	—	425,000	425,000	850,000
Welfare Benefits Values	—	21,219	—	475,000	—	31,829
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,752,088
1 The change in control cash payments are subject to the conditions of the 'single-trigger' criteria in Mr. Baldwin's employment agreement.

Carol E. Goldman

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control [1]
Severance	$—	$500,000	$—	$—	$—	$1,400,000
Pro rata Bonus Payment	—	375,000	—	—	—	375,000
Unvested RSUs	—	1,090,516	—	—	—	2,750,961
Long Term Incentive Plan Payment	—	466,667	—	466,667	466,667	1,385,000
Welfare Benefits Values	—	14,134	—	2,011,000	—	279,167
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,752,686
1 The change in control cash payments are subject to the conditions of the 'single-trigger' criteria in Ms. Goldman's employment agreement.

Jesse N. Hunter

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control [1]
Severance	$—	$570,000	$—	$—	$—	$1,640,000
Pro rata Bonus Payment	—	427,500	—	—	—	427,500
Unvested RSUs	—	1,139,680	—	—	—	2,800,125
Long Term Incentive Plan Payment	—	513,333	—	513,333	513,333	1,495,000
Welfare Benefits Values	—	22,696	—	3,450,000	—	263,690
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,808,985
1 The change in control cash payments are subject to the conditions of the 'single-trigger' criteria in Mr. Hunter's employment agreement.

OTHER MATTERS

Information About Stock Ownership

The following table sets forth information regarding ownership of our common stock as of February 21, 2014 for:

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our NEOs, Directors (three of whom are nominated for re-election); and

•	all of our executive officers and Directors as a group.

	Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares		Shares Acquirable Within 60 Days		Total Beneficial Ownership		Percent Ownership	Shares Not Acquirable Within 60 Days[1]
FMR LLC	4,926,051		—		4,926,051		8.5	—
82 Devonshire Street Boston, Massachusetts 02109
BlackRock, Inc.	4,855,659		—		4,855,659		8.4	—
40 East 52nd Street New York, New York 10022
SouthernSun Asset Management	4,092,956		—		4,092,956		7.1	—
6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119
The Vanguard Group, Inc.	3,722,208		—		3,722,208		6.5	—
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Michael F. Neidorff	442,726		1,286,034	[2]	1,728,760		2.9	435,569
Robert K. Ditmore	295,866	[3]	57,744		353,610	[4]	*	—
David L. Steward	48,643		46,877		95,520	[4]		—
John R. Roberts	41,496	[5]	50,533		92,029	[4]	*	—
Tommy G. Thompson	35,724		52,645		88,369	[4]	*	—
Jesse N. Hunter	53,817		30,000		83,817		*	43,833
Frederick H. Eppinger	29,643		49,173		78,816	[4]	*	—
Pamela A. Joseph	31,405		42,418		73,823	[4]	*	—
William N. Scheffel	60,424		—		60,424		*	42,999
Carol E. Goldman	42,826		10,999		53,825		*	43,220
Orlando Ayala	25,193		10,667		35,860		*	3,333
Richard A. Gephardt	16,683		4,000		20,683		*	—
K. Rone Baldwin	5,197		—		5,197		*	40,000
All Directors and Executive Officers as a group (20 persons)	1,285,387		1,688,589		2,973,976		5.0	776,719

*	Represents less than 1% of outstanding shares of common stock.
1
The share numbers in the column labeled “Shares Not Acquirable Within 60 Days” reflect the number of shares underlying options and restricted stock units which are unvested and will not vest within 60 days of February 21, 2014. The share numbers also include the number of phantom shares acquired through the Company's deferred compensation plan. Those shares are not considered to be beneficially owned under the rules of the SEC.

2
Of Mr. Neidorff's shares acquirable within 60 days, 920,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. 600,000 of the shares vested in November 2009 and 80,000 of the shares vested in each of November 2010, 2011, 2012 and 2013. The RSUs shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment and (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code.

3
Mr. Ditmore's outstanding shares include 80,050 shares owned by family members, family partnerships or trusts. Mr. Ditmore disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Ditmore held 40,000 shares pledged as collateral as of December 31, 2013.

4
Shares beneficially owned by Messrs. Ditmore, Eppinger, Roberts, Steward, and Thompson and Ms. Joseph include 43,744, 35,173, 41,533, 42,877, 40,645 and 28,418, respectively, RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

5	Mr. Roberts' outstanding shares include 36,496 shares owned by a revocable trust. Mr. Roberts disclaims beneficial ownership except to the extent of his pecuniary interest therein.

As discussed under Compensation Discussion & Analysis: Pledging Policy, in February 2014, the Board of Directors amended the Company's insider trading policy to prohibit all pledging of shares by executive officers and members of the Board of Directors. One member of the Board of Directors has 40,000 pledged shares (of his 353,610 total beneficial ownership) as of February 2014 and is required to release the existing pledge position no later than three years following the adoption of the policy.

As of February 21, 2014, there were 57,616,227 shares of our common stock outstanding, net of treasury shares. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are vested or that will vest within 60 days of February 21, 2014. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The address of our officers and Directors is in care of Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

No Director, Executive Officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Of Mr. Neidorff's 435,569 shares not acquirable within 60 days, 80,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. The shares will vest in full in November 2014. Subject to such vesting, the RSUs and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment and (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code. In addition, 30,000 RSUs are payable in shares of the Company's common stock pursuant to the May 2013 amendment to the executive employment agreement. These units will vest in full on the later of May 14, 2016 or the date Mr. Neidorff identifies a successor who is approved by the Company's Board of Directors. Subject to such vesting, the related shares of common stock shall be distributed to Mr. Neidorff on certain dates following termination of employment.

All shares not acquirable within 60 days represent options to purchase shares of common stock or RSUs and vest in accordance with our standard vesting provisions or phantom shares in our deferred compensation program which will be settled in cash or other non-company securities.

Information with respect to the outstanding shares beneficially owned by FMR LLC is based on Schedule 13G/A filed with the SEC on February14, 2014 by such firm. FMR LLC beneficially owns 4,926,051 shares. Of the shares FMR LLC owns, it has sole voting power over 1,226,464 shares and sole dispositive power over 4,926,051 shares.

Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G/A filed with the SEC on January 28, 2014 by such firm. BlackRock, Inc. beneficially owns 4,855,659 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 4,699,902 shares and sole dispositive power over 4,855,659 shares.

Information with respect to the outstanding shares beneficially owned by SouthernSun Asset Management is based on Schedule 13G filed with the SEC on February 14, 2014 by such firm. SouthernSun Asset Management beneficially owns 4,092,956 shares. Of the shares SouthernSun Asset Management owns, it has sole voting power over 3,712,186 shares and sole dispositive power over 4,092,956 shares.

Information with respect to the outstanding shares beneficially owned by The Vanguard Group, Inc. is based on Schedule 13G/A filed with the SEC on February 12, 2014 by such firm. The Vanguard Group, Inc. beneficially owns 3,722,208 shares. Of the shares The Vanguard Group, Inc. owns, it has sole voting power over 77,147 shares and sole dispositive power over 3,648,761 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. To our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no reports were required, all Section 16(a) filing requirements during 2013 were complied with on a timely basis, except that, due to administrative error, Mr. Steward did not timely file a Form 5 for the years 2008 - 2012, reporting the gifting of a total of 32,224 shares (in a total of 5 transactions) to a trust in which he serves as co-trustee and his spouse is the beneficiary.

If a NEO or member of the Board wants to sell shares of the Company's stock, we require them to sell through a Rule 10b5-1 sales plan in order to afford themselves affirmative defenses, protections and safeguards provided by Rule 10b5-1 promulgated under the Exchange Act.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a Director, at our 2015 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Keith H. Williamson, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, before November 13, 2014. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2015 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than 120 days nor more than 150 days before the first anniversary of the 2014 Annual Meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. The deadline for delivery of a stockholder proposal pursuant to our by-laws would be between November 23, 2014 and December 23, 2014. If a proposal for the 2015 Annual Meeting of stockholders is submitted pursuant to our by-laws is November 23, 2014 and December 23, 2014, but on or after November 13, 2014, the stockholder may not require that the proposal be included in the proxy statement for the 2015 Annual Meeting of Stockholders.

We have not set a date for our 2015 Annual Meeting of Stockholders. If the date of our 2015 Annual Meeting of stockholders is advanced or delayed by more than 30 days from April 22, 2015, we shall inform our stockholders, in our earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of either the proxy notice or this proxy statement, our 2013 Summary Annual Report to Stockholders and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call, write or e-mail us at:

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Attn: Keith H. Williamson, Secretary
(314) 725-4477
kwilliamson@centene.com

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

Appendix A

CENTENE CORPORATION

Proposed Amendment to the Certificate of Incorporation to Eliminate the Classification of the Board of Directors

Article FIFTH, is hereby deleted in its entirety and replaced with the following:

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors, within any limitations as may be fixed by the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.

(c) At and after the annual meeting of stockholders in 2015, directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders; provided, however, that any director in office immediately after the annual meeting of stockholders in 2014 who was elected to hold office for a term that expires after the annual meeting of stockholders in 2015 shall continue to hold such office until the end of the term for which such director was elected. If the number of directors is changed, any additional director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the next annual meeting of stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

(f) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

A - 1

Appendix B

CENTENE CORPORATION

Proposed Amendment to the Certificate of Incorporation to Increase the Authorized Shares of Common Stock

Paragraph (a) of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:
(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 210,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

B - 1

Appendix C

CENTENE CORPORATION
2012 Stock Incentive Plan, As Amended

1.    Purpose

The purpose of this 2012 Stock Incentive Plan (the “Plan”) of Centene Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company, by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.    Eligibility

All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, restricted stock units, stock appreciation rights and any other stock based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant.”

3.       Administration and Delegation

(a)
Administration by Compensation Committee of the Board of Directors. The Plan will be administered by the Compensation Committee of the Board. The Compensation Committee shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable, provided that awards to a director may only be recommended by a committee comprised solely of independent directors.  Awards made to the CEO must be approved by a majority of independent directors of the Board. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Compensation Committee shall be made in the Compensation Committee's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)
Appointment of Committees. To the extent permitted by applicable law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Compensation Committee” shall mean the Compensation Committee or a subcommittee or the executive officers referred to in Section 3(c) to the extent that the Compensation Committee's powers or authority under the Plan have been delegated to such Committee or executive officers.

(c)
Delegation to Executive Officers. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Compensation Committee may determine, provided that the Compensation Committee shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.      Stock Available for Awards

(a)
Number of Shares. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 5,148,503 shares of common stock, $.001 par value per share, of the Company (“Common Stock”) (consisting of (i) 2,300,000 shares of Common Stock initially allocated, (ii) 920,541 shares of Common Stock available for grant under the 2003 Stock Incentive Plan that were previously cancelled and converted to shares available under the 2012 Stock Incentive Plan, (iii) 177,962 shares of Common Stock that were previously subject to an outstanding award under our 2003 Stock Incentive Plan that were cancelled, terminated, expired, or lapsed, and (iv) 1,750,000 shares of Common Stock being approved in connection with this amendment). In addition, shares that are subject to an outstanding award under our 2003 Stock Incentive Plan that in the future are cancelled, terminated, expire, or lapse shall be added to and become available under the 2012 Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. For purposes of counting the number of shares available for the grant of Awards under the Plan,

(1)
shares of Common Stock covered by SARs (as hereinafter defined) shall be counted against the number of shares available for the grant of Awards under the Plan; provided that independent SARs (as hereinafter defined) that may be settled in cash only shall not be so counted;

(2)
if any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price or for a nominal amount pursuant to a contractual repurchase right) , the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code;

(3)
shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan; and

(4)
shares subject to awards granted under the Plan through the settlement, assumption or substitution of outstanding awards, or through obligations to grant future awards, as a condition of the Company acquiring another entity (“Acquisition Awards”) shall not be counted against the number of shares available for the grant of Awards under the Plan.

(b)	Sub-limits. Subject to adjustment under Section 8, the following sub-limits on the number of shares subject to Awards shall apply:

(1)
Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards, including options and stock appreciation rights, may be granted to any Participant under the Plan shall be 500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto (“Section 162(m)”).

5.      Stock Options

(a)
General. The Compensation Committee may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)
Incentive Stock Options. An Option that the Compensation Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Centene Corporation, any of Centene Corporation's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)
Exercise Price. The Compensation Committee shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement, provided, however, that the exercise price shall be not less than

100% of the fair market value of the Common Stock, as determined by the Compensation Committee, at the time the Option is granted.

(d)
Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

(e)
Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Compensation Committee together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)	Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the order of the Company;

(2)
except as the Compensation Committee may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)
when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Compensation Committee (“Fair Market Value”), provided such method of payment is then permitted under applicable law;

(4)
such other lawful consideration as the Compensation Committee may determine in its sole discretion, provided that (i) at least an amount equal to the par value of the Common Stock being purchased shall be paid in cash and (ii) no such consideration shall consist in whole or in part of a promissory note or other evidence of indebtedness; or

(5)	by any combination of the above permitted forms of payment.

(g)
Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant Options in substitution for any options or other stock or stock-based Awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Compensation Committee deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.	Restricted Stock; Restricted Stock Units; Other Stock Based Awards

(a)
Grants. The Compensation Committee may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares or repurchase of such shares for a nominal amount if issued at no cost) from the recipient in the event that conditions specified by the Compensation Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Compensation Committee for such Award. Instead of granting Awards for Restricted Stock, the Compensation Committee may grant Awards entitling the recipient to receive shares of Common Stock to be delivered in the future (“Restricted Stock Units”) subject to such terms and conditions on the delivery of the shares of Common Stock as the Compensation Committee shall determine (each Award for Restricted Stock or Restricted Stock Units, a “Restricted Stock Award”). The Compensation Committee may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Compensation Committee shall specify.  In addition, the Compensation Committee may issue an Award that has a value based on the value of shares, including but not limited to grants of stock and grants of rights to receive stock in the future (“Other Stock Based Awards”).

(b)	Terms and Conditions.

(1)
The Compensation Committee shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.  The Compensation Committee shall also determine the terms and conditions of any Other Stock Based Awards.  The Compensation Committee may issue an Other Stock Based Award which includes, but is not limited to, the right to receive upon grant fully vested shares of stock.

(2)
If the Compensation Committee determines to grant any Restricted Stock Awards designed to satisfy the requirements of Section 162(m)(4)(C) of the Code with respect to remuneration payable to a covered employee as defined in Section 162(m)(3) of the Code (“Covered Employee”) solely on account of one or more performance goals (“Performance Goals”) to be achieved during a performance period (“Performance Period”), the following requirements shall apply:

(A)
(i)    The Performance Goals upon which the payment or vesting of an Award to a Covered Employee pursuant to this Section 6(b)(2) shall be limited to the following performance measures (“Performance Measures”):

(a)	net earnings or net income (before or after taxes),

(b)	earnings per share,

(c)	net sales or revenue growth,

(d)	net operating profit (before and after taxes),

(e)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue),

(f)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

(g)	earnings before or after taxes, interest, depreciation, and/or amortization,

(h)	gross or operating margins,

(i)	productivity ratios,

(j)	share price (including, but not limited to, growth measures and total shareholder return),

(k)	expense targets,

(l)	margins,

(m)	operating efficiency,

(n)	market share,

(o)	customer satisfaction,

(p)	working capital targets, and

(q)	economic value added (net operating profit after tax minus (the sum of capital multiplied by the cost of capital)).

(ii)	As the Compensation Committee may deem appropriate:

(a)
any of the foregoing Performance Measure(s) may be used to measure the performance of the Company, a subsidiary, and/or affiliate of the Company as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof during the Performance Period;

(b)
any of the foregoing Performance Measures may be used to compare the performance of the Company, a subsidiary and/or affiliate of the Company as a whole or any business unit of the Company, subsidiary and/or affiliate to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate; and

(c)	the Compensation Committee may select Performance Measure (j) above as compared to various stock market indices.

(iii)	The Compensation Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period:

(a)	asset write-downs,

(b)	litigation or claim judgments or settlements,

(c)	the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results,

(d)	any reorganization and restructuring programs,

(e)
extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year,

(f)	acquisitions or divestitures, and

(g)	foreign exchange gains and losses.

Such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(B)	The Performance Period for any Award pursuant to this Section 6(b)(2) shall not be less than one taxable year of the Company.

(C)	The maximum number of shares the Compensation Committee may grant to a Covered Employee during a taxable year of the Company pursuant to this Section 6(b)(2) shall be 500,000 shares.

(D)
The Performance Goals for any Award pursuant to this Section 6(b)(2) shall be memorialized in writing and furnished to affected Covered Employees not later than 90 days after the beginning of the Performance Period to which they apply.

(E)	The Compensation Committee shall certify in writing the accomplishment of the Performance Goals related to an Award before the Award can become unconditional.

(F)
Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Compensation Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Compensation Committee determines.

(G)
In the event that applicable tax and/or securities laws change to permit Compensation Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Compensation Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Compensation Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Compensation Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in this Section 6(b)(2).

(H)	Dividends shall not be paid on any unvested shares or units.

(I)
This Section 6(b)(2) is designed to comply with the requirements of Section 162(m)(4)(C) of the Code and regulations issued thereunder and all provisions of this Section 6(b)(2) shall be applied consistent therewith.

(c)
Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award, if applicable, shall be registered in the name of the Participant and, unless otherwise determined by the Compensation Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Compensation Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.      Stock Appreciation Rights

(a)
General. A Stock Appreciation Right (“SAR”) is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b)
Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan. The Compensation Committee shall establish the exercise price at the time each SAR is granted and specify it in the applicable SAR agreement, provided, however, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Compensation Committee, at the time the SAR is granted.

(1)
Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Compensation Committee in connection with a Change in Control) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Compensation Committee in connection with a Change in Control and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)
Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Compensation Committee may specify in the SAR Award.

(c)
Exercise. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Compensation Committee, together with any other documents required by the Compensation Committee.

8.       Adjustments for Changes in Common Stock and Certain Other Events

(a)
Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under the Plan, (ii) the per-Participant limit set forth in Section 4(b), and (iii) in the number and class of and/or price of shares of Common Stock subject to outstanding Awards granted under the Plan, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Compensation Committee shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate.

(b)
Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Compensation Committee shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Compensation Committee may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

9.      General Provisions Applicable to Awards

(a)
Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided that the Compensation Committee may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a registration statement on Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended, and provided further that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)
Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Compensation Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)
Compensation Committee Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Compensation Committee need not treat Participants uniformly.

(d)
Termination of Status. The Compensation Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e)
Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Compensation Committee for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Compensation Committee may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)
Amendment of Award. The Compensation Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and would not cause adverse tax consequences to the Participant under Section 409A of the Code.

(g)
Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)
Vesting of Awards. No more than 10% of the total time vested Awards granted, other than a director Award or an Acquisition Award, granted under the Plan to any employee of the Company may vest or become exercisable in increments greater than one-third of the total Award in any period of twelve consecutive months following the date of grant.

(i)
Repricing of Awards. Unless such action is approved by the Company's stockholders and does not cause an Award to become subject to Section 409A of the Code: (1) no outstanding Award granted under the Plan may be amended to provide for an exercise price per share that is less than the then-existing exercise price per share of such outstanding Award (other than adjustments pursuant to Section 8), (2) the Compensation Committee may not cancel any outstanding Award (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share less than the then-existing exercise price per share of the cancelled Award, and (3) the Compensation Committee may not repurchase any outstanding Award granted under the Plan at a price greater than the current fair market value of the existing award.  The terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, exchange, substitute, buyout or surrender outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(j)	Change in Control. Upon the occurrence of a Change in Control:

(1)	Any and all Options and SARs granted hereunder shall become immediately exercisable.

(2)	Any and all Restricted Stock Awards granted hereunder that are not vested at the time of the occurrence of such Change in Control event shall vest and any restrictions shall lapse.

(3)
Notwithstanding the foregoing, in the event of a Change in Control under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Change in Control (the “Acquisition Price”), then the Compensation Committee may instead provide that all outstanding Options shall terminate upon consummation of such Change in Control and that each Participant shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options and (ii) each Participant awarded any other Award which is denominated in shares of Common Stock (as set forth in the applicable Award agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of Options; provided, that no duplicative payments shall be made with respect to the SARs issued in tandem with Options.

For purposes of the foregoing, a “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur:(i) any Person (as defined in section 3(a)(9) of the Exchange Act, and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Participant, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing forty percent or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company); or (iii) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

10.      Miscellaneous

(a)
No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)
No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)
Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Compensation Committee, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m), including the vote required under Section 162(m). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Compensation Committee or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

(d)
Amendment of Plan. The Compensation Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (i) any “material revision” to the Plan (as defined in the New York Stock Exchange Listed Company Manual) must be approved by the Company's stockholders prior to such revision becoming effective and (ii) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m), including the vote required under Section 162(m).

(e)
Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

CENTENE® Corporation

CENTENE CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Michael F. Neidorff 02 Richard A. Gephardt 03 John R. Roberts

The Board of Directors recommends you vote FOR proposals 2 through 6.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000197497_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Annual Review is/are available at www.proxyvote.com.

CENTENE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, APRIL 22, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Neidorff, Keith H. Williamson and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at Centene Plaza, 7700 Forsyth Blvd., St. Louis, Missouri 63105, on Tuesday, April 22, 2014, at 10:00 a.m., central daylight saving time, and at any adjournments thereof.

In their discretion, the named Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted "FOR" all the named nominees for director and "FOR" Proposals 2, 3, 4, 5 and 6.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 22, 2014

CENTENE CORPORATION

Meeting Information

Meeting Type: Annual Meeting

For holders as of: February 21, 2014

Date: April 22, 2014 **Time:** 10:00 AM CDT

Location: Centene Plaza
7700 Forsyth Blvd.
St. Louis, Missouri 63105
Auditorium

CENTENE Corporation

CENTENE CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000197496_1 R1.0.0.51160

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Form 10-K 2. Notice & Proxy Statement 3. Annual Review

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before April 08, 2014 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000197496_2 R1.0.0.51160

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees
01 Michael F. Neidorff   02 Richard A. Gephardt   03 John R. Roberts

The Board of Directors recommends you vote FOR proposals 2 through 6.

4. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

0000197496_3   R1.0.0.51160